Exhibit 10.22

CONFIDENTIAL

STOCK PURCHASE AGREEMENT

by and among

VINTAGE STOCK AFFILIATED HOLDINGS LLC

VINTAGE STOCK, INC.,

and

THE SHAREHOLDERS OF VINTAGE STOCK, INC.

November 3, 2016

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 Definitions	1
ARTICLE 2 SALE AND PURCHASE OF SHARES; CLOSING	11
2.1 Sale and Purchase of Shares	11
2.2 Purchase Price; Payment of Purchase Price and Closing Date Revolving Loan Amount; Closing Payment Certificate	11
2.3 Closing	12
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS	12
3.1 Organization and Good Standing; Trust Matters	13
3.2 Authority; No Conflict	13
3.3 Capitalization	14
3.4 Financial Statements	15
3.5 Books and Records	16
3.6 Title to Properties; Leased Real Property	16
3.7 Condition of Assets	17
3.8 Accounts Receivable	17
3.9 Inventory	17
3.10 No Undisclosed Liabilities	18
3.11 Taxes	18
3.12 Employee Benefits	20
3.13 Compliance; Governmental Authorizations	21
3.14 Legal Proceedings; Orders	22
3.15 Absence of Certain Changes and Events	23
3.16 Contracts; No Defaults	25
3.17 Insurance	27
3.18 Environmental Matters	28
3.19 Employees	29
3.20 Labor Relations; Compliance	29
3.21 Intellectual Property	30
3.22 Certain Payments	31
3.23 Suppliers	31

ii

3.24 Relationships with Affiliates	32
3.25 Brokers or Finders	32
3.26 Indebtedness; Tangible Shareholders’ Equity	32
3.27 Loans with Sellers, Executives, and Directors	32
3.28 Bank Accounts	33
3.29 Unclaimed or Abandoned Property; Escheat	33
3.30 No Other Representations and Warranties	33
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER	33
4.1 Organization and Good Standing	33
4.2 Authority; No Conflict	33
4.3 Investment Intent	34
4.4 Certain Proceedings	34
4.5 Brokers or Finders	34
4.6 [Intentionally Omitted].	34
4.7 Sufficiency of Funds	34
4.8 Independent Investigation	35
ARTICLE 5 COVENANTS OF THE COMPANY AND THE SELLERS PRIOR TO THE CLOSING	35
5.1 Access and Investigation; Financial Statements	35
5.2 Operation of the Business of the Company	35
5.3 Negative Covenant; Cash Distributions	36
5.4 Notification	36
5.5 Payment of Indebtedness; Tangible Shareholders’ Equity	37
5.6 Claims	37
5.7 Reasonable Best Efforts	37
5.8 No Solicitation of Other Bids	37
5.9 Financing	38
ARTICLE 6 COVENANTS OF THE BUYER	38
6.1 Reasonable Best Efforts	38
6.2 Financing	38
6.3 Access	38
ARTICLE 7 ADDITIONAL AGREEMENTS	39
7.1 Certain Tax Covenants	39

iii

7.2 Section 338(h)(10) Election	41
7.3 Consents	42
7.4 Release by the Sellers	42
7.5 Confidentiality	43
7.6 Non-competition; Non-solicitation	43
7.7 Audited Financial Statements	45
7.8 [Intentionally Omitted].	45
7.9 Further Assurances	45
7.10 Reasonable Best Efforts to Close by November 3, 2016	45
ARTICLE 8 CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATION TO CLOSE	45
8.1 Accuracy of Representations	45
8.2 Performance of Covenants	46
8.3 Consents	46
8.4 Additional Documents	46
8.5 No Material Adverse Effect	47
8.6 No Proceedings	47
8.7 No Claim Regarding Ownership or Sale Proceeds	47
8.8 Injunction	47
8.9 No Indebtedness; Minimum Tangible Shareholders’ Equity	47
8.10 Financing	47
ARTICLE 9 CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE	48
9.1 Accuracy of Representations	48
9.2 Buyer’s Performance	48
9.3 Additional Deliveries	48
9.4 Indebtedness Payoff Obligation	48
9.5 No Injunction	48
9.6 Consents	49
ARTICLE 10 TERMINATION	49
10.1 Termination of Agreement	49
10.2 Effect of Termination	50
ARTICLE 11 SURVIVAL; INDEMNIFICATION	50

iv

11.1 Survival	50
11.2 Indemnification	50
11.3 Indemnification Procedures	52
11.4 Payments	54
11.5 Offset	54
11.6 Treatment of Indemnification Payments	55
11.7 [Intentionally Omitted]	55
11.8 Exclusive Remedies	55
11.9 Mitigation	55
11.10 No Circular Recovery	55
ARTICLE 12 GENERAL PROVISIONS	56
12.1 Expenses	56
12.2 Public Announcements	56
12.3 Authority and Rights of the Sellers’ Representative	56
12.4 Notices	56
12.5 Amendment and Modification; Waiver	58
12.6 Entire Agreement	58
12.7 Successors and Assigns	58
12.8 Severability	59
12.9 Construction of Terms	59
12.10 Governing Law; Jurisdiction; Jury	59
12.11 Counterparts	59
12.12 No Third Party Beneficiaries; No Recourse to Financing Sources	60
12.13 Specific Performance	60
12.14 Certain Legal Matters	60
12.15 Acknowledgment	60

v

Index of Exhibits

Exhibit A-1 – Form of Employment Agreement for Rodney Spriggs

Exhibit A-2 – Form of Employment Agreement for Steve Wilcox

Exhibit B – Form of Subordinated Promissory Note

vi

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 3, 2016, by and among Vintage Stock Affiliated Holdings LLC, a Nevada limited liability company (the “Buyer”), Vintage Stock, Inc., a Missouri corporation (the “Company”), the trustees of the trusts (the “Trusts”) that hold all of the outstanding capital stock of the Company, and the trustees of three of the Trusts, Rodney Spriggs, Kenneth Caviness, and Steven Wilcox acting in their respective individual capacities (each of the trustees and such three individuals, a “Seller,” and, collectively, the “Sellers”), and Rodney Spriggs, in his capacity as the representative of the Sellers for certain purposes of this Agreement (in such capacity, the “Sellers’ Representative”).

WHEREAS, the Sellers collectively own, of record and beneficially, all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, the Buyer desires to acquire the Shares from the Sellers and the Sellers desire to sell the Shares to the Buyer, in each case on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1              Definitions. For purposes of this Agreement, the following terms have the meanings specified in this Section:

“Accounting Referee” is defined in Section 7.2.

“Accounts Receivable” is defined in Section 3.8.

“Acquisition Proposal” is defined in Section 5.8(a).

“Affiliate” means, with respect to any Person, any other Person (i) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (ii) that is a general partner, director, manager, trustee, or principal officer of, or a limited partner owning more than 10% of the voting interests of, such Person, or (iii) of which such Person is a general partner, director, manager, trustee, or principal officer or a limited partner owning more than 10% of the voting interests of, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management or policies of the Person in question through the ownership of voting securities, by contract, or otherwise.

“Agreement” is defined in the Preamble to this Agreement.

“Allocation Schedule” is defined in Section 7.2.

“Audited Financials” is defined in Section 7.7.

“Basket” has the meaning set forth in Section 11.2(c)(i).

“Benefit Plan” has the meaning set forth in Section 3.12(a).

“Business Day” means any day other than a Saturday or a Sunday and any day other than a day that is a bank holiday in the State of Missouri or the State of Nevada.

“Buyer” is defined in the Preamble to this Agreement.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” are defined in Section 11.2(a).

“Closing” is defined in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Balance Sheet” means the balance sheet of the Company as of immediately prior to the Closing on the Closing Date, prepared according to GAAP and on a basis consistent with the historical accounting policies, methodologies, practices, and assumptions applied by the Company, provided such historical policies, methodologies, practices, and assumptions are in accordance with GAAP.

“Closing Date Revolving Loan Amount” means the amount outstanding immediately prior to the Closing under the Revolving Loan.

“Closing Payment Certificate” is defined in Section 2.2(c).

“Closing Shareholder Payment Amount” is defined in Section 2.2(b).

“Closing Term Loan Payment Amount” means the aggregate amount necessary to satisfy and extinguish the Term Loan

“Company” is defined in the Preamble to this Agreement.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions, and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which the Company is a party, beneficiary, or otherwise bound (other than Contracts pursuant to which Intellectual Property is licensed to the Company under “shrink wrap” or “click through” license agreements accompanying commercially available retail computer software or web applications that have not been modified or customized for the Company).

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“Company IP Registrations” means all Company Intellectual Property owned by the Company that is subject to any issuance registration, application, or other filing by, to, or with any Governmental Body or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents, and pending applications for any of the foregoing.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the sale of the Shares by the Sellers to the Buyer; (ii) the execution and delivery of the Transaction Documents by the parties thereto; and (iii) the performance by the Buyer, the Sellers, and the Company of their respective covenants and obligations under the Transaction Documents.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Direct Claim” is defined in Section 11.3(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States of America.

“Employment Agreements” means, collectively, the individual Employment Agreements between the Company, on the one hand, and Rodney Spriggs and Steve Wilcox, on the other hand, in the forms attached hereto as Exhibits A-1 and A-2, respectively.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, mortgage, guarantee, right of way, option, pledge, security interest, right of first refusal, or any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership other than any such items or conditions created with respect to the Financing.

“Environment” means soil, land surface, or subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

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“Environmental, Health, and Safety Liabilities” means any cost, damage, liability, or other obligation arising under Environmental Law or Occupational Safety and Health Law and consisting of or relating to (i) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands, and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or other Person) and for any natural resource damages; or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action” include the types of activities covered by the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., as amended.

“Environmental Law” means any Environmental hazardous substance or pollutant Legal Requirement that requires or relates to: (i) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities that could have significant impact on the Environment; (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of pollutants that are generated; (iv)  protecting natural resources, species, or ecological amenities; (v) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances with respect to the Environment; (vi) cleaning up pollutants that have been released into the Environment, preventing the threat of release, or paying the costs of such clean up or prevention; or (vii) making responsible parties pay private parties for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Facilities” means any real property, leaseholds, or other interests in real property currently owned, occupied, or operated by the Company and any buildings or structures currently owned, leased, occupied, or operated by the Company.

“Final Order” means an Order of a Governmental Body that is in full force and effect and with respect to which no appeal, request for stay, request for reconsideration, or other request for review is pending; with respect to which the time for appeal, requesting a stay, requesting reconsideration, or requesting other review has expired; and with respect to which the time for the Governmental Body to set aside the order sua sponte has expired.

4

“Financial Statements” is defined in Section 3.4(a).

“Financing” is defined in Section 6.2.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-Governmental Body of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national governmental or quasi-governmental organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hastings Project” means the acquisition of certain assets, leasehold interests, and other property rights of the business of Hastings Entertainment by the Company.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, or about the Facilities or any part thereof or the Release about, or from the Facilities or any part thereof into the Environment, and any other act, business, activity, or operation that increases the danger, or risk of danger, or poses an unreasonable risk with respect to Hazardous Materials of harm to persons or property on or off the Facilities, or that may adversely affect the value of the Facilities currently used by the Company in any material respect.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under any Environmental Law, including any mixture or solution thereof.

“Improvements” is defined in Section 3.6(c).

“Indebtedness” means, other than trade payables of the Company incurred in the Ordinary Course of Business or indebtedness of the Company incurred pursuant to the Financing, (i) indebtedness for borrowed money or for the deferred purchase price of property or services, including (A) any indebtedness evidenced by a Contract, note, bond, debenture, or similar instrument, (B) accrued interest and any prepayment premiums, penalties, breakage costs, or other similar obligations in respect thereof, and (C) any guarantees or other contingent obligations in respect thereof; (ii) obligations to pay rent or other amounts under any lease of real property or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP; (iii) obligations in respect of outstanding letters of credit, acceptances, and similar obligations created for the account of such person; and (iv) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements, and other hedging agreements or arrangements.

5

“Indemnified Party” is defined in Section 11.3.

“Indemnifying Party” is defined in Section 11.3.

“Individuals” is defined in Section 3.21(g).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Legal Requirements of any jurisdiction throughout the United States of America, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights, and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Body, web addresses, web pages, websites, and related content, accounts with Twitter, Facebook, and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights, author, performer, moral, and neighboring rights, and all registrations, applications for registration, and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authorization indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models); and (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation, other than “off-the-shelf” products and “shrink wrap” software licensed to the Company in the Ordinary Course of Business.

“Interim Balance Sheet” is defined in Section 3.4(a).

“Interim Balance Sheet Date” is defined in Section 3.4(a).

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

6

“IRS” means the U.S. Internal Revenue Service or any successor agency, and, to the extent relevant, the U.S. Department of the Treasury.

An individual will be deemed to have “Knowledge” of a particular fact or matter if he or she is actually aware of such fact or matter or if a prudent individual in similar circumstances would become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter. “Knowledge of the Company” means the Knowledge of Rodney Spriggs, Kenneth Caviness, or Steven Wilcox.

“Leased Real Property” has the meaning set forth in Section 3.6(b).

“Legal Requirement” means any Order, constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, or other requirement or rule of law of any Governmental Body.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, incidental, consequential, special or indirect damages, except in the case of fraud or to the extent actually awarded to a Governmental Body or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Company or (ii) the ability of any Seller to consummate the Contemplated Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which the Company operates, including increases in competition; (C) any changes in financial or securities markets in general; (D) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof and any man-made disaster or acts of God; (E) any action required or permitted by this Agreement or any action taken or not taken with the written consent of or at the written request of the Buyer; (F) any changes in applicable Legal Requirements or accounting rules, including GAAP; (G) the public announcement, pendency, or completion of the Contemplated Transactions; (H) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions (it being understood that the underlying facts or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect, other than facts or occurrences set forth in clauses (A) through (G) immediately above); or (I) any event that would otherwise constitute a material adverse effect under this definition that is subsequently materially cured by the Company or Sellers; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (A) through (D) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

7

“Material Contracts” is defined in Section 3.16.

“Nondisclosure Agreement” means that certain Confidentiality and Non-Disclosure Agreement dated effective as of July 1, 2016 between the Company and Live Ventures Incorporated.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decree, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by the Company that is consistent with the past practices of the Company and is taken in the ordinary course of the Company’s normal day-to-day operations.

“Organizational Documents” means (i) the articles or certificate of incorporation and bylaws of a corporation; (ii) the articles of organization or certificate of formation or similar document and limited liability company agreement or operating agreement or similar document of a limited liability company; (iii) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (iv) any amendment to any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personally Identifiable Information” means data that identifies a particular Person, including name, address, telephone number, electronic mail address, social security number, bank account number, or credit card number.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Preamble” means the introductory paragraph to this Agreement.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Privacy Statements” is defined in Section 3.21(g).

8

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Promissory Note” is defined in Section 2.2(b).

“Purchase Price” is defined in Section 2.2(a).

“Real Property Leases” means, collectively, the leases or similar Contracts under which the Company is a lessee of, or occupies, any real property owned by any third Person required to be set forth on Section 3.6(b) of the Disclosure Schedules.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” means with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consents” is defined in Section 7.3.

“Restricted Business” means any business that would be directly or indirectly competitive with the Company as of the Closing Date. For avoidance of doubt, “Restricted Business” shall not include any Seller providing services to the Company pursuant to an employment or consulting agreement.

“Restricted Period” is defined in Section 7.6(a).

“Revolving Loan” means the revolving loan made by Arvest Bank to the Company, loan number 4240586, pursuant to the applicable contract, note, and/or similar instrument by or between the Company and Arvest Bank.

“Section 338(h)(10) Election” is defined in Section 7.2.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and rules and regulations issued pursuant thereto.

“Seller” and “Sellers” are defined in the Preamble to this Agreement.

“Seller Indemnified Party” and “Seller Indemnified Parties” are defined in Section 11.2(b).

“Sellers’ Representative” is defined in the Preamble to this Agreement.

“Shares” is defined in the recitals to this Agreement.

“Straddle Period” is defined in Section 7.1(d).

9

“Tangible Shareholders’ Equity” means the shareholders’ equity of the Company as of immediately prior to the Closing on the Closing Date, determined in accordance with GAAP and this Agreement, excluding all goodwill and intangible assets as recorded on the books and records of the Company.

“Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, capital stock, franchise, profits, license, withholding, payroll, Social Security, Medicare, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, custom, duty, or other tax, together with any interest, penalty, or addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (federal, state, local, or foreign), (ii) any liability of the Company for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period prior to the Closing, or (iii) any liability of the Company for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person, exclusive of the indemnity obligations set forth in this Agreement.

“Tax Claim” is defined in Section 7.1(f).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax since December 31, 2002.

“Termination Date” is defined in Section 10.1(c).

“Term Loan” means the term loan made by Arvest Bank to the Company, loan number 4335344, pursuant to the applicable Contract, note, and/or similar instrument by or between the Company and Arvest Bank.

“Terms and Conditions” is defined in Section 3.21(g).

“Territory” means each state and territory of the United States of America.

“Third Party Claim” is defined in Section 11.3(a).

A claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing.

“Transaction Documents” means this Agreement, the Employment Agreements, and the Promissory Note.

“Transaction Expenses” is defined in Section 12.1.

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“Trusts” is defined in the Preamble to this Agreement.

“Websites” means any and all Internet addresses, domain names, uniform resource locators, and websites owned, operated, or licensed by or for the benefit of the Company in connection with its business, including any content contained thereon or related thereto.

ARTICLE 2
SALE AND PURCHASE OF SHARES; CLOSING

2.1              Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey, and deliver to the Buyer the Shares owned by such Seller, free and clear of all Encumbrances, and the Buyer shall purchase the Shares from the Sellers.

2.2              Purchase Price; Payment of Purchase Price and Closing Date Revolving Loan Amount; Closing Payment Certificate.

(a)            The aggregate purchase price (the “Purchase Price”) for the Shares shall be the sum of $56,020,000.

(b)            At the Closing:

(i)                 the Purchase Price shall be paid by the Buyer as follows: (A) the Transaction Expenses shall be paid by wire transfer of immediately available funds to such parties, in such amounts, and to such bank accounts as specified in the Closing Payment Certificate; (B) $10,000,000 payable by Subordinated Promissory Note in the form attached hereto as Exhibit B (the “Promissory Note”); (C) the Closing Term Loan Payment Amount shall be paid by wire transfer of immediately available funds to such account(s) as specified in the Closing Payment Certificate; (D) the aggregate amount necessary to satisfy and extinguish the aggregate amount owed under the Closing Date Revolving Loan Amount not attributable to inventory purchases, the assumption or creation of leasehold interests (including all build-out and capital improvements in connection therewith), bankruptcy proceedings, and other costs arising from the Hastings Project shall be paid by wire transfer of immediately available funds to such account as specified in the Closing Payment Certificate; and (E) the remainder of the Purchase Price (the “Closing Shareholder Payment Amount”) shall be paid to the Sellers in such amounts as specified in the Closing Payment Certificate, by wire transfer of immediately available funds to the accounts specified in the Closing Payment Certificate; and

(ii)              the Buyer shall pay, at its sole cost, by wire transfer of immediately available funds to such account as specified in the Closing Payment Certificate, the amount necessary to satisfy and extinguish the aggregate amount owed under the Closing Date Revolving Loan Amount attributable to inventory purchases, the assumption or creation of leasehold interests (including all build-out and capital improvements in connection therewith), bankruptcy proceedings, and other costs arising from the Hastings Project.

(c)            Not later than one Business Day prior to the Closing, the Sellers’ Representative will furnish to the Buyer a certificate (the “Closing Payment Certificate”), signed by the Persons who then serve as the President and Secretary of the Company, the Sellers’ Representative, and each of the Sellers, dated the Closing Date, that sets forth:

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(i)                 the Transaction Expenses of the Company to be paid pursuant to Section 2.2(b)(i)(A) (which shall constitute all Transaction Expenses of the Company and the Sellers unpaid as of the Closing), each Person entitled to a payment thereof, the amount of the payment due to such Person, and the wire instructions for such Person;

(ii)              each Seller’s share of the Closing Shareholder Payment Amount to be paid pursuant to Section 2.2(b)(i)(E) and the wire instructions for each Seller;

(iii)            the Closing Term Loan Payment Amount and the wire instructions for the payoff thereof;

(iv)             the Closing Date Revolving Loan Amount and the wire instructions for the payoff thereof; and

(v)               the aggregate amount owed under the Closing Date Revolving Loan Amount attributable to inventory purchases, the assumption or creation of leasehold interests (including all build-out and capital improvements in connection therewith), bankruptcy proceedings, and other costs arising from the Hastings Project, specifying in reasonable detail the underlying costs included in such aggregate amount.

The Buyer will be entitled to rely conclusively on the amounts and other information set forth in the Closing Payment Certificate.

2.3              Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such time on the date hereof following the satisfaction or waiver of all conditions to the Closing set forth in Article 8 and Article 9 (other than those conditions that by their nature have to be satisfied at the Closing), or at such other time and date as the Buyer and the Sellers’ Representative may agree.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

Except as set forth in the Disclosure Schedules delivered by the Company and the Sellers, the Company (without any liability under Section 7.1 or Article 11 following the Closing) and the Sellers, jointly and severally, represent and warrant to the Buyer as of date hereof as set forth below in this Article 3. For the purposes of the representations and warranties set forth in this Article 3, all representations and warranties shall be deemed made with respect to periods beginning on or after December 31, 2002, unless a shorter period is expressly set forth within this Article 3, in which case the shorter time period shall apply with respect to such matter as to which it pertains; provided, however, that unless a shorter period is expressly set forth within this Article 3, to the actual knowledge of Rodney Spriggs, Kenneth Caviness, or Steven Wilcox, all of the representations and warranties set forth in this Article 3 are true and correct with respect to periods before December 31, 2002. Each exception set forth in the Disclosure Schedules is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and relates only to such Section and such other Section for which it is readily apparent from the face of such disclosure that it also relates to such other Section.

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3.1              Organization and Good Standing; Trust Matters.

(a)            The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri, with all requisite corporate power and authority to conduct its business as it is currently conducted and to own, lease, or use the properties and assets that it purports to own, lease, or use. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except in such jurisdictions in which the individual or collective failures to be so qualified do not constitute and would not reasonably be expected to result in a Material Adverse Effect.

(b)            Each Trust was duly formed as a trust and is validly existing under the laws of its jurisdiction of its formation. Each trustee thereof has full power and authority, as trustee, (i) to own and operate the properties that he holds in trust, (ii) to conduct, as historically conducted, the relevant businesses that he holds in trust, (iii) to perform the obligations under contracts by which he, as trustee, is bound, and (iv) to own the Shares that he holds in trust. The copy of each relevant trust agreement that has been furnished to the Buyer reflects all amendments made thereto at any time prior to the date of this Agreement and is correct and complete. None of the five trustees is in default under or in violation of any provision of his respective trust agreement. The Person named on the signature page hereto as the trustee of each relevant Trust is the sole trustee thereof and has the power and authority, as trustee of such Trust, to execute and deliver this Agreement and each other document contemplated hereby.

3.2              Authority; No Conflict.

(a)            This Agreement has been duly executed and delivered by the Company and the Sellers and constitutes the legal, valid, and binding obligation of the Company and the Sellers, enforceable against the Company and each Seller in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws relating to creditors’ rights generally and by equitable principles. Upon the execution and delivery by the Sellers and the Company of each other Transaction Document to which any of them is a party, such Transaction Documents will constitute the legal, valid, and binding obligations of the Sellers and the Company, as applicable, enforceable against the Sellers or the Company in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws relating to creditors’ rights generally and by equitable principles. The Company and each Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it or he is a party and to perform its or his respective obligations thereunder.

(b)            Except as set forth in Section 3.2(b) of the Disclosure Schedules and to the extent it, individually or in the aggregate, would not result in a Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by the Company or any of the Sellers will, directly or indirectly (with or without notice or lapse of time):

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(i)                 contravene, conflict with, or result in a violation of, (A) any provision of the Organizational Documents of the Company or, with respect to any Seller that is a trust, any of the terms of such trust’s trust agreement or other formation documents or (B) any resolution adopted by the Board of Directors or the shareholders of the Company;

(ii)              contravene, conflict with, or result in a violation of, or give any Governmental Body the right to challenge any of the Contemplated Transactions, exercise any remedy, or obtain any relief under, any Legal Requirement to which the Company, any Seller, any of the assets owned, leased, or used by the Company, or the Shares may be subject;

(iii)            contravene, conflict with, or result in a violation of any of the terms of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Shares or the business of, or any of the assets owned, leased, or used by, the Company;

(iv)             contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, or terminate any Contract to which the Company or any Seller is bound or to which the Shares are subject;

(v)               result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned, leased, or used by the Company or the Shares, except with respect to the Financing; or

(vi)             contravene, conflict with, or result in a violation, breach, or acceleration of, any provision of any employment agreement between the Company and any employee of the Company.

Except as set forth in Section 3.2(b) of the Disclosure Schedules, neither the Company nor any Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3              Capitalization. Section 3.3 of the Disclosure Schedules sets forth (i) the authorized shares of capital stock of the Company, (ii) the issued and outstanding shares of capital stock of the Company, and (iii) the name of each Person holding issued and outstanding shares of capital stock of the Company and the number and class of issued and outstanding shares of capital stock of the Company held by each such Person. The Shares constitute all of the issued and outstanding shares of capital stock of the Company. The Sellers are and will be on the Closing Date the record and beneficial owner and holder of all of the Shares. The Shares are free and clear of all Encumbrances. The Shares are duly authorized, validly issued, fully paid, and nonassessable, and were issued in all material respects in conformity with all applicable state and federal securities Legal Requirements. Other than the Shares, the Company has no equity securities (or securities convertible into equity securities) issued, reserved for issuance, or outstanding. There are no existing options, warrants, calls, rights, subscriptions, arrangements, claims, commitments (contingent or otherwise), or other Contracts of any character to which the Company or any Seller is a party, or is otherwise subject, requiring, and there are no securities of the Company outstanding that upon conversion or exchange would require, the issuance, sale, or transfer of any additional shares of capital stock or other securities of the Company that are convertible into, exchangeable for, or evidencing the right to subscribe for or purchase, capital stock or any other securities of the Company. Except as set forth in Section 3.3 of the Disclosure Schedules, neither the Company nor any Seller is a party, or is otherwise subject, to any voting trust or other voting agreement with respect to any of the capital stock of the Company or to any agreement, arrangement, or commitment relating to dividend rights or the issuance, sale, redemption, transfer, repurchase, acquisition, or other disposition or the registration of the capital stock of the Company, or any preemptive rights with respect thereto. None of the Shares were issued in violation of any preemptive, subscription, or other similar rights under any provision of applicable Legal Requirements, the Company’s Organizational Documents, or any Contract to which the Company is subject. The Company neither owns, nor has a Contract to acquire, any securities or any direct or indirect equity or ownership interest in any Person.

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3.4              Financial Statements.

(a)            The Company has delivered to the Buyer (i) the balance sheets of the Company as at December 31, 2013, December 31, 2014, and December 31, 2015, and the related statements of earnings and cash flows of the Company for the fiscal years then ended, (ii) the unaudited balance sheets as of June 30, 2016 and June 30 2015, and the related statements of earnings and cash flows of the Company for the three (3) and six (6) months then ended, and (iii) the unaudited balance sheet of the Company as of September 30, 2016 (all such financial statements, together with the Closing Date Balance Sheet, are collectively referred to as the “Financial Statements”). The unaudited balance sheet of the Company as of September 30, 2016 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Except as set forth in Section 3.4(a) of the Disclosure Schedules, the Financial Statements: (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and, in the case of all of the Financial Statements, the absence of notes, (B) are derived from and are in accordance with the books and records of the Company, and (C) fairly present the financial condition, results of operations, and cash flows of the Company as of the respective dates of and for the periods then ended. There are no off balance sheet transactions, arrangements, or obligations of or involving the Company.

(b)            Except as set forth in Section 3.4(b) of the Disclosure Schedules, the Company makes and keeps accurate financial books and records reflecting its assets and maintains commercially reasonable internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the assets of the Company is permitted only in accordance with management’s authorization; (iv) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals; and (v) accounts and other receivables and inventory are recorded accurately in all material respects, and commercially reasonable procedures are implemented to effect the collection thereof on a current and timely basis.

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(c)            Except as set forth in Section 3.4(c) of the Disclosure Schedules, the financial books and records of the Company are sufficient such that the Financial Statements can be audited without a scope limitation, by an independent certified public accounting firm that is registered under the Public Company Accounting Oversight Board. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.5              Books and Records. Except as set forth in Section 3.5 of the Disclosure Schedules, the books of account, minute books, and stock record books of the Company, all of which have been made available to the Buyer or its Representatives, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Except as set forth in Section 3.5 of the Disclosure Schedules, the minute books of the Company contain accurate and complete records in all material respects of all meetings held of, and actions taken by, the shareholders and Board of Directors of the Company, and no meeting of any such shareholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books, except for any meeting at which no material decision or action was made or taken. Except as set forth in Section 3.5 of the Disclosure Schedules, at the Closing, the Company will be in possession of all of its books and records. No Seller or any Affiliate thereof (other than the Company) has any books or records that relate in any material respect to the operations, decision-making, policies, and management of the Company.

3.6              Title to Properties; Leased Real Property.

(a)            The Company, since January 1, 2005, has never owned and currently does not own any real property. The Company owns all the properties and assets (whether tangible or intangible) reflected as owned in its books and records. All material properties and assets owned by the Company are free and clear of all Encumbrances, except liens for Taxes not yet delinquent that are accrued on the Company’s most recent Financial Statements and Encumbrances with respect to the Revolving Loan and Term Loan.

(b)            Neither the Company, nor to the Knowledge of the Company, any other party to any Real Property Lease has violated any provision of, or committed or failed to perform any act that, with notice, lapse of time, or both, would constitute a default under the provisions of, any of the Real Property Leases except as would not have a Material Adverse Effect. Section 3.6(b) of the Disclosure Schedules includes a list of all Real Property Leases, the address of the underlying Leased Real Property, the parties to the Real Property Leases, the base rental amount currently being paid under each Real Property Lease, and the expiration of the term of each Real Property Lease. To the Knowledge of the Company, the Company has a good and valid leasehold interest in the real property leased by the Company that is subject to the Real Property Leases (the “Leased Real Property”). The Company has not subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property. The Company has not collaterally assigned or granted any other security interest in any Real Property Lease, except with respect to the Revolving Loan. To the Knowledge of the Company, there are no outstanding obligations regarding construction or other work or installations to be performed by or on behalf of the Company at the Leased Real Property except for obligations that have been reasonably reserved for. The Leased Real Property constitutes all real property used or held for use in the conduct of the business of the Company. To the Knowledge of the Company, there are no oral agreements regarding the use or occupancy of the Leased Real Property. To the Knowledge of the Company, the use and operation of the Leased Real Property in the conduct of the Company’s business do not violate in any material respect any Legal Requirement, covenant, condition, restriction, easement, license, permit, or agreement. To the Knowledge of the Company, there are no Proceedings pending nor Threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

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(c)            To the Knowledge of the Company, there are no conditions affecting any of the Improvements or Leased Real Property that would, individually or in the aggregate, interfere with the use or occupancy of the Leased Real Property or any portion thereof in the operation of the business of the Company, except as would not have a Material Adverse Effect. For the purposes hereof, “Improvements” shall mean all buildings, structures, improvements, trade fixtures, and building systems, located on Leased Real Property that are owned by the Company, regardless of whether title to such Improvements are subject to reversion to the landlord or other third party upon the expiration or termination of such Real Property Lease.

3.7              Condition of Assets. The Improvements, vehicles, and other items of tangible personal property of the Company are structurally sound, are in reasonably good operating condition and repair, and are adequate in all material respects for the uses to which they are being put, and none of such Improvements, vehicles, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance, and repairs that are not material in nature or cost.

3.8              Accounts Receivable. All accounts receivable of the Company that are reflected on the Interim Balance Sheet, or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”), represent or will represent valid obligations arising from Contracts actually entered into, sales actually made, or services actually performed in the Ordinary Course of Business and Section 3.8 to the Disclosure Schedules sets forth a true, correct, and complete aging schedule of Accounts Receivable as of the Interim Balance Sheet Date and to the Knowledge of the Company, all Accounts Receivable can reasonably be anticipated to be paid in full, without any set-off, except with respect to Accounts Receivable shown in the aging schedule set forth in Section 3.8 of the Disclosure Schedules as aging past 90 days. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.9              Inventory. All inventory of the Company consists of a quality and quantity reasonably usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality (all of which have been written off or written down to net realizable value on the accounting records of the Company or for which adequate reserves have been established) or other defects or changes in inventory that are not likely to result in a Material Adverse Effect. To the Knowledge of the Company, all inventories not written off have been priced on an average cost basis. All inventory of the Company is owned by the Company free and clear of all Encumbrances (except with respect to the Revolving Loan or Term Loan), and no inventory is held on a consignment basis. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.

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3.10          No Undisclosed Liabilities. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has no liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (i) liabilities adequately reflected or reserved against in the Interim Balance Sheet, (ii) liabilities incurred in the Ordinary Course of Business since the Interim Balance Sheet Date and that are not material in amount, and (iii) liabilities for Transaction Expenses.

3.11          Taxes.

(a)            At all times since December 31, 2002, (i) the Company has been a validly electing “S corporation” within the meaning of IRC §1361 not subject to federal, state, or local income Tax and (ii) none of the Sellers has taken any position on any Tax Return, nor has there been any act or omission by any Seller, that could form the legal basis for any revocation or invalidity of said S corporation election. Each Seller is an eligible S corporation shareholder under the applicable sections of the IRC. To the Knowledge of the Company, none of the Sellers is liable for and has no potential liability for any Tax under IRC §1374, nor will any Seller be liable for any Tax under IRC §1374 in connection with the deemed sale of assets caused by the Section 338(h)(10) Election.

(b)            Except as set forth in Section 3.11(b)(i) of the Disclosure Schedules, since December 31, 2002, the Company has duly and timely filed all Tax Returns required to be filed by it (taking into account all valid applicable extensions) pursuant to applicable Legal Requirements. All such Tax Returns are true, correct, and complete in all material respects. The Company has delivered to the Buyer or its Representatives copies of all such Tax Returns filed for Tax years 2011-2015. Section 3.11(b)(ii) of the Disclosure Schedules contains a complete and accurate list of all income Tax Returns filed by the Company for Tax years 2011-2015. The Company has paid, or made provision for the payment of, all Taxes that have become due pursuant to all Tax Returns or otherwise, or pursuant to any assessment received by the Company from a Governmental Body.

(c)            No Seller or director or executive officer of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth in Section 3.11(c) of the Disclosure Schedules, no Tax audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to the Company. Except as set forth in Section 3.11(c) of the Disclosure Schedules, since December 31, 2002, (i) the Company has not received from any taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review or (B) request for information related to Tax matters; (ii) the Company’s Tax Returns have not been audited by the relevant tax authorities; (iii) the Company has made no adjustments to the United States federal and state income Tax Returns and all other Tax Returns filed by the Company; and (iv) the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

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(d)            The charges, accruals, and reserves with respect to Taxes on the books of the Company are at least equal to the Company’s liability for Taxes (including (i) deferred Taxes and (ii) Taxes of the Company owed and not paid for any period through and including the date of this Agreement and, at Closing, through and including the Closing Date). There exists no proposed Tax assessment against the Company. To the Knowledge of the Company and except as set forth in Section 3.11(d) of the Disclosure Schedules, since December 31, 2002, no claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than for Taxes not yet due and payable and for which adequate reserves are provided) upon any of the assets of the Company.

(e)            (i) No property owned by the Company, to the Knowledge of the Company, is “tax exempt use property” within the meaning of IRC §168(h), (ii) the Company is not a party to any lease made pursuant to IRC §168(f)(8), and (iii) the Company has not agreed and is not required to make any adjustment under IRC §481(a) by reason of a change in method of accounting or otherwise that will affect the liability of the Company for Taxes, and there is no application pending with any Governmental Body requesting permission for any changes in any of its accounting methods for Tax purposes, nor has any Governmental Body proposed any such adjustment or change in the Company’s accounting method.

(f)             Since December 31, 2002, the Company has withheld and paid all Taxes required by law to have been withheld, collected, and paid and has complied in all respects with all Legal Requirements relating to the withholding, collection, or remittance of Taxes (including employee-related Taxes).

(g)            The Company is not a party to any Contract or arrangement that, individually or collectively, would give rise to any payment (whether in cash or property) that would not be deductible pursuant to IRC §§162(a)(1), 162(m), 162(n), or 280G.

(h)            None of the Sellers or the Company is a foreign person within the meaning of IRC §1445.

(i)              (i) The Company is not a party to any Tax allocation, indemnity, or sharing agreement; (ii) the Company does not have any liability for Taxes of any Person (A) under Treasury Regulation §1.1502-6, (B) as transferee or successor, (C) by Contract, or (D) otherwise; and (iii) the Company has not been a member of an “affiliated group” (as that term is defined in the IRC) filing a consolidated federal income Tax return.

(j)              To the Knowledge of the Company, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

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(i)                 change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)              “closing agreement” as described in IRC §7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date;

(iii)            intercompany transaction or excess loss account described in Treasury Regulations under IRC §1502 (or any corresponding or similar provision of state, local, or foreign income Tax law);

(iv)             installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)               prepaid amount received on or prior to the Closing Date.

(k)            The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax under IRC §6662.

(l)              The Company has not distributed stock of another entity nor had its stock distributed by another entity in a transaction that was purported or intended to be governed by IRC §355.

(m)          The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of IRC §6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

3.12          Employee Benefits.

(a)            Section 3.12(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, and other similar agreement, plan, policy, program, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, or contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or with respect to which the Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise, other than employment agreements and employment offer letters (as required to be listed on Section 3.12(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)            Each Benefit Plan has been maintained, administered, and operated in compliance in all material respects with its terms and the applicable requirements of ERISA, the IRC, and other applicable Legal Requirements.

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(c)            Neither this Agreement nor the consummation of the Contemplated Transactions will result in the Company becoming liable for or otherwise obligated under any Benefit Plan other than the Employment Agreements.

(d)            Except as set forth in Section 3.12(d) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and the Company does not have any liability or obligation to provide post-termination or retiree welfare benefits to any individual, nor has the Company ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

3.13          Compliance; Governmental Authorizations.

(a)            Except as set forth in Section 3.13(a) of the Disclosure Schedules, since December 31, 2002, unless a later date is specified in this Section 3.13(a) with respect to a particular subsection of this Section 3.13, in which case the latter date shall apply:

(i)                 the Company is, and at all times has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership, lease, or use of any of its assets, except with respect to non-compliance that, individually or in the aggregate, has not resulted or would not reasonably be expected to result in a Material Adverse Effect;

(ii)              no event has occurred or circumstance exists that does or would (with or without notice or lapse of time) (A) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect or (B) give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect; and

(iii)            the Company has not received since December 31, 2010 any notice or other written communication from any Governmental Body or any other Person regarding, with respect to the business of the Company, (A) any actual, alleged, or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)            Section 3.13(b) of the Disclosure Schedules contains a complete and accurate list of each material Governmental Authorization that is held by the Company. Each Governmental Authorization listed or required to be listed in Section 3.13(b) of the Disclosure Schedules is valid and in full force and effect. Except as set forth in Section 3.13(b) of the Disclosure Schedules:

(i)                 the Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization listed or required to be listed in Section 3.13(b) of the Disclosure Schedules, except where such non-compliance, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect;

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(ii)              no event has occurred or circumstance exists that does or would (with or without notice or lapse of time) (A) constitute or result, directly or indirectly, in a violation of or a failure to comply in any material respect with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.13(b) of the Disclosure Schedules or (B) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.13(b) of the Disclosure Schedules;

(iii)            the Company has not received any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, or termination of, or material modification to, any Governmental Authorization; and

(iv)             all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.13(b) of the Disclosure Schedules or the transfer of the Governmental Authorizations listed or required to be listed in Section 3.13(b) of the Disclosure Schedules have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where such failure to file, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect.

The Governmental Authorizations listed in or required to be listed in Section 3.13(b) of the Disclosure Schedules collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in all material respects in the manner it currently conducts and operates such business and to permit the Company to own, lease, and use its assets in all material respects in the manner in which it currently owns, leases, and uses such assets.

3.14          Legal Proceedings; Orders.

(a)            Except as set forth in Section 3.14(a) of the Disclosure Schedules, there is no pending and ongoing Proceeding:

(i)                 that has been commenced by or against the Company or any Seller with respect to the Company or, to the Knowledge of the Company, that otherwise relates to or may affect the business of, or any of the assets owned, leased, or used by, the Company; or

(ii)              against the Company or any Seller that challenges, or would reasonably be expected to prevent, or make illegal, any of the Contemplated Transactions.

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Except as set forth in Section 3.14(a) of the Disclosure Schedules, to the Knowledge of the Company, no such Proceeding has been Threatened, and no event has occurred or circumstances exist that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has made available to Buyer or its counsel copies of all pleadings, correspondence, and other documents relating to each Proceeding listed or required to be listed in Section 3.14(a) of the Disclosure Schedules.

(b)            Except as set forth in Section 3.14(b) of the Disclosure Schedules:

(i)                 to the Knowledge of the Company, there is no Order to which the Company, or any of the assets owned, leased, or used by the Company, is subject that would materially interfere with the Company’s use of such assets in the manner in which it currently owns, leases, and uses such assets;

(ii)              no Seller is subject to any Order that relates to the business of, or any of the assets owned, leased, or used by, the Company; and

(iii)            to the Knowledge of the Company, no officer, director, or employee of the Company is subject to any Order that prohibits such Person from engaging in, or continuing any conduct, activity, or practice relating to, the business of the Company.

(c)            Except as set forth in Section 3.14(c) of the Disclosure Schedules and, unless a later date is specified in this Section 3.14(c) with respect to a particular subsection of this Section 3.14(c), in which case the latter date shall apply, since December 31, 2002:

(i)                 the Company is, and, to the Knowledge of the Company, at all times has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned by it, is or has been subject;

(ii)              to the Knowledge of the Company, no event has occurred or circumstance exists that does or would constitute or result in (with or without notice or lapse of time) a violation of or failure to comply in any material respect with any term or requirement of any Order to which the Company, or any of the assets owned by the Company, is subject; and

(iii)            to the Knowledge of the Company, the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned, leased, or used by the Company, is or has been subject.

3.15          Absence of Certain Changes and Events. Since the Interim Balance Sheet Date, there has not been a Material Adverse Effect with respect to the Company. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law, nor does the Company have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact that would reasonably lead a creditor to do so. Except as set forth in Section 3.15 of the Disclosure Schedules, since the Interim Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business (except with respect to the Hastings Project) and there has not been any:

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(i)                 dividend or other distribution to any shareholder of the Company other than (A) cash distributions to the Sellers in an aggregate amount necessary for the sole purpose of funding the 2015 and 2016 estimated and actual income Tax liabilities of the Sellers in respect of their income of the Company, including Tax payments required to be paid by the Sellers pursuant to Section 7.1 or 7.2 (exclusive of any indemnification payment obligations of the Sellers contained within Section 7.1(e)), and (B) any cash distribution permitted under Section 5.3(b);

(ii)              payment or increase by the Company of any bonuses, salaries, or other compensation to any director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or (except in the Ordinary Course of Business) employee;

(iii)            adoption of, or material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Benefit Plan for or with any employees of the Company;

(iv)             damage to, or destruction or loss of, any asset or property owned, leased, or used by the Company, whether or not covered by insurance, that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect;

(v)               termination of, or receipt of notice of termination of, any Contract where such termination has resulted in or would reasonably be expected to result in a Material Adverse Effect;

(vi)             sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of, any asset or property owned, leased, or used by the Company or imposition of any Encumbrance on any asset or property owned, leased, or used by the Company other than with respect to the Hastings Project, the Revolving Loan, the Term Loan, or in the Ordinary Course of Business;

(vii)          material change in the accounting methods used by the Company;

(viii)        material amendment to the Organizational Documents of the Company;

(ix)             incurrence of Indebtedness other than Indebtedness incurred in the Ordinary Course of Business under the Revolving Loan;

(x)               adoption of a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization, or other reorganization;

(xi)             issuance or sale of any shares of capital stock of the Company, or redemption, purchase, or other acquisition, directly or indirectly, of any shares of capital stock of the Company or grant of any equity based awards;

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(xii)          termination of its status as an S corporation or any action by the Company to make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Buyer in respect of any Post-Closing Tax Period;

(xiii)        incurrence of accounting, legal, or financial advisory fees or expenses outside the Ordinary Course of Business other than the Transaction Expenses;

(xiv)         extension of credit to any other Person by the Company (other than gift certificates, credit memos, or gift cards arising in the Ordinary Course of Business);

(xv)           capital expenditure in excess of $25,000, individually or in the aggregate, except with respect to the Hastings Project;

(xvi)         failure to pay any outstanding invoice for goods or services purchased or used by the Company within 30 days of the date of such invoice, unless a longer period of time is permitted for payment therein and then, within the period of time designated for payment;

(xvii)      failure to pay or reserve for any employee payroll costs for any payroll period ended on or before the Closing Date; or

(xviii)    Contract by the Company to do any of the foregoing.

3.16          Contracts; No Defaults.

(a)            Section 3.16(a) of the Disclosure Schedules contains a complete and accurate list as of the date hereof of each of the following Contracts of the Company currently in effect (such Contracts, together with all Real Property Leases listed or otherwise required to be disclosed in Section 3.6(b) of the Disclosure Schedules, the “Material Contracts”):

(i)                 each Contract that involves performance of services for or delivery of goods or materials by or to the Company in excess of $50,000;

(ii)              except for Contracts solely relating to trade receivables arising in the Ordinary Course of Business, any Contract evidencing or providing for Indebtedness;

(iii)            each Company IP Agreement;

(iv)             each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(v)               each Contract containing covenants that purport to restrict or limit the freedom of the Company or the Sellers to compete with any Person with respect to the business of the Company;

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(vi)             each Contract (including options) to sell or otherwise dispose of the business of the Company (whether by merger, consolidation, or other business combination, sale of securities, sale of assets, or otherwise), other than the sale of inventory in the Ordinary Course of Business;

(vii)          each Contract under which the Company is obligated to pay any amount in respect of indemnification obligations, purchase price adjustment, or otherwise in connection with any (A) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (B) merger, consolidation, or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(viii)        each Contract under which the Company is, or may become, obligated to incur any severance pay or special compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions;

(ix)             each Contract to which the Company is a party or by which it is bound providing for payments to or by any Person based on sales, purchases, or profits (other than direct payments for goods or services, payments pursuant to a Real Property Lease, or payments to employees pursuant to a Benefit Plan or employment agreement or offer letter);

(x)               each power of attorney granted by the Company (or any Seller in respect of the Company or any Shares) that is currently effective and outstanding;

(xi)             each Contract for capital expenditures by the Company in excess of $50,000;

(xii)          each Contract providing for the employment of an individual on a full-time, part-time, consulting, or other basis or otherwise providing compensation or other benefits to any officer, director, employee, or consultant (other than a Benefit Plan), other than with respect to any employee that (A) is employed by the Company on an “at-will” basis (as that term is defined by the applicable Legal Requirements), and (B) is not a director, executive officer, or key employee (which includes retail location and district managers) of the Company;

(xiii)        each collective bargaining agreement or other Contract to which the Company is a party with any labor organization; and

(xiv)         each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)            No Seller or executive officer, director, or, to the Knowledge of the Company, employee of the Company is bound by any Contract that purports to limit the ability of such Person to (i) engage in, or continue any conduct, activity or practice relating to, the business of the Company or (ii) assign to the Company any rights to any invention, improvement, or discovery.

(c)            Each Material Contract is in full force and effect and is valid and enforceable against the Company and, to the Knowledge of the Company, against all other parties thereto, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws relating to creditors’ rights generally or by equitable principles.

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(d)            Except as set forth in Section 3.16(d) of the Disclosure Schedules and to the extent an event described in a subsection to this Section 3.16(d), individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect:

(i)                 the Company is and, since December 31, 2012, has been, in full compliance in all material respects with all applicable terms and requirements of each Material Contract;

(ii)              each other party to each Material Contract is, to the Knowledge of the Company, in full compliance with all applicable terms and requirements of such Material Contract;

(iii)            to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) does or would contravene, conflict with, or result in a violation or breach of, or gives or would give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(iv)             to the Knowledge of the Company, the Company (and, where applicable, a Seller) has not given or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, or potential violation or breach of, or default under, any Material Contract.

(e)            There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company or with respect to the Company’s business under Material Contracts with any Person and no such Person has made written demand for such renegotiation.

3.17          Insurance.

(a)            The Company has made available to the Buyer or its representatives true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director or officer of the Company (with respect to the business of the Company), is covered. The Company has no pending applications for policies of insurance.

(b)            All policies of insurance to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company (with respect to the business of the Company), to the Knowledge of the Company (i) are valid, outstanding, and enforceable; (ii) are issued by an insurer that is financially sound and reputable; (iii) taken together, provide commercially reasonable insurance coverage for the assets and the operations of the Company; (iv) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound; and (v) will continue in full force and effect following the consummation of the Contemplated Transactions.

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(c)            The Company has no Knowledge of any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(d)            All premiums due, and all material obligations to be performed by the Company, under each policy to which it is a party or that provides coverage to the Company or its business or any director or officer thereof, have been paid or performed.

3.18          Environmental Matters.

(a)            The Company is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law, except for such instances of non-compliance, violation, or liability that have not had or would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)            The Company does not have, nor to the Knowledge of the Company is it likely to have , nor has it received, any Order, written notice, or other communication, or to the Knowledge of the Company, any Threatened Order, from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure of the Company to comply with any Environmental Law, or of any actual or Threatened obligation on the Company to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or Facility at which Hazardous Materials were or are used or stored by the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received, in any such case that have had or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)            Neither the Company nor any Seller has permitted or conducted any Hazardous Activity with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in compliance in all material respects with all applicable Environmental Laws.

(d)            To the Knowledge of the Company, there has been no Release or, to the Knowledge of the Company, threat of Release, of any Hazardous Materials at or from the Facilities by the Company or at any other locations by the Company where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, in any such case that had or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

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(e)            To the Knowledge of the Company, no reports, studies, analyses, tests, or monitoring pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities, or concerning compliance by the Company with Environmental Laws, exist.

3.19          Employees.

(a)            Section 3.19(a) of the Disclosure Schedules contains a complete and accurate list of the following information for each current director, executive officer, and key employee (which includes retail location and district managers) of the Company as of the date stated therein: name; job title; service date; status (active or leave of absence); current compensation paid or payable and any change in compensation since the Interim Balance Sheet Date; accrued vacation and other accrued leave; if on leave, start date, type of leave, anticipated return date; and if receiving continuation coverage pursuant to COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1986), termination date, last date for coverage, contribution responsibility (monthly premiums by employee and employer).

(b)            To the Knowledge of the Company, no director, officer, or key employee of the Company is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, non-compete, or proprietary rights agreement, that in any way adversely affects or will affect in any material respect (i) the performance of his or her duties or (ii) the ability of the Company to conduct its business in the Ordinary Course of Business. No officer of the Company or other key employee of the Company has given notice that he or she intends to terminate his or her officer position or employment.

3.20          Labor Relations; Compliance. The Company is not a party to any collective bargaining agreement or any other labor-related Contract with any labor union or labor organization. Except as set forth in Section 3.20(a) of the Disclosure Schedules, there is not presently pending or existing, and, to the Knowledge of the Company, there is not Threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding or Order against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company, or (iii) any petition or application for certification of a collective bargaining agent. To the Knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute by employees of the Company. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has not been requested to engage in collective bargaining with any labor organization. The Company is not currently engaged in or obligated to engage in collective bargaining with any labor organization. The Company has complied in all material respects with all Legal Requirements and Contracts relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security, occupational safety and health, and plant closing or layoff of employees. The Company is not liable for the payment of any compensation, damages, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, Orders, or Contracts.

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3.21          Intellectual Property.

(a)            Section 3.21(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)            The Company is the sole and legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to or lawful licensor of the Company Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances. To the Knowledge of the Company, it has the valid right to use all other Intellectual Property used in the Company’s current business or operations.

(c)            The consummation of the Contemplated Transactions will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any Intellectual Property as owned, used, or held for use in the conduct of the Company’s business or operations as currently conducted, except as would not have a Material Adverse Effect.

(d)            The Company’s rights in the Company Intellectual Property are valid, subsisting, and enforceable. The Company has taken reasonable steps to maintain the Company Intellectual Property that is owned by the Company and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property that is owned by the Company.

(e)            The conduct of the Company’s business as currently and formerly conducted, and the products, processes, and services of the Company, have not infringed, misappropriated, diluted, or otherwise violated, and do not and will not infringe, dilute, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person, except as would not have a Material Adverse Effect. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, any Company Intellectual Property that is owned by the Company.

(f)             There are no Proceedings settled, pending, or, to the Knowledge of the Company, Threatened: (i) alleging any infringement, misappropriation, dilution, or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability, or ownership of any Company Intellectual Property that is owned by the Company or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution, or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or, to the Knowledge of the Company, prospective Order that does or would restrict or impair the use of any Company Intellectual Property.

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(g)            For purposes of this Section 3.21(g): (i) “Privacy Statements” means, collectively, any and all of the Company’s privacy policies published on the Websites or otherwise made available by the Company to third parties regarding the collection, retention, use, and distribution of the Personally Identifiable Information of individuals, including from visitors of any of the Websites (“Individuals”) and (ii) “Terms and Conditions” means any and all of the visitor terms and conditions published on the Websites governing Individuals’ use of and access to the Websites.

(i)                 A Privacy Statement is posted on each Website. The Privacy Statements include, at a minimum, accurate notice to Individuals about the Company’s collection, retention, use, and disclosure policies and practices with respect to Personally Identifiable Information obtained through the Website. The Privacy Statements are accurate and consistent with the Terms and Conditions and the Company’s actual practices with respect to the collection, retention, use, and disclosure of Personally Identifiable Information obtained through the Website. The Company materially complies with the Privacy Statements as applicable to any given set of Personally Identifiable Information collected by the Company from Individuals through the Website that is applicable to the business of the Company.

(ii)              The Company does not knowingly collect information from or target children under 13 years of age in its Website content. The Company does not sell, rent, or otherwise make available to third parties any Personally Identifiable Information submitted by Individuals except as is customary within the Company’s industry (including with respect to credit and payment programs with which customers of the Company participate) and in compliance with applicable Legal Requirements.

(iii)            The Terms and Conditions are posted on the Websites. No claims or controversies have arisen regarding the Terms and Conditions.

3.22          Certain Payments. Neither the Company nor any Seller, or any director or officer of the Company, or, to the Knowledge of the Company, any agent, employee, or other Person associated with or acting for or on behalf of the Company, has directly or indirectly in contravention with a Legal Requirement, (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for the Company, (B) to pay for favorable treatment for business secured for the Company, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (D) established or maintained any fund or asset of the Company that has not been recorded in the books and records of the Company.

3.23          Suppliers. Section 3.23 of the Disclosure Schedules sets forth a complete and accurate list of the ten (10) largest suppliers of materials, products, or services to the Company (measured by the aggregate amount purchased by the Company) during the fiscal year ended December 31, 2015 and the six (6) months ended June 30, 2016, respectively. To the Knowledge of the Company, the relationships of the Company with the Company’s suppliers are good commercial working relationships, the Company is not engaged in any dispute with any supplier of the Company, and none of those suppliers has canceled or otherwise terminated, or, to the Knowledge of the Company, Threatened to cancel or otherwise terminate, its relationship with the Company or has during the twelve (12) months ended December 31, 2016 materially decreased or Threatened to decrease or limit its services, supplies, or materials provided to the Company, which dispute, cancellation, termination, or decrease, individually or in the aggregate, has resulted in or would reasonably be expected to result in, a Material Adverse Effect. To the Knowledge of the Company, no supplier of the Company has notified the Company of its intention to cancel or otherwise modify its relationship with the Company, or to decrease materially or limit its services, supplies, or materials provided to the Company, which modification, cancellation, or other action as aforesaid would have, individually or in the aggregate, a Material Adverse Effect.

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3.24          Relationships with Affiliates. Except as set forth in Section 3.24 of the Disclosure Schedules, no Seller nor any Affiliate of any Seller or the Company is a party to any Contract with, or has any legal claim against, the Company. Except as set forth in Section 3.24 of the Disclosure Schedules, no Seller nor any Affiliate of any Seller or the Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Company’s business. Except as set forth in Section 3.24 of the Disclosure Schedules, no Seller nor any Affiliate of any Seller or the Company owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had material business dealings or a material financial interest in any transaction with the Company or the Company’s business, other than business dealings or transactions conducted in the Ordinary Course of Business at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in competition with the Company’s business.

3.25          Brokers or Finders. Neither the Company nor any Seller has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions, fairness opinion, or other similar payment in connection with this Agreement.

3.26          Indebtedness; Tangible Shareholders’ Equity.

(a)            Section 3.26(a) of the Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of all Indebtedness of the Company and provides (i) the names of the original lender and current holder (to the extent that the Company has received a written notice of the assignment thereof) and (ii) outstanding principal balances and all accrued and unpaid interest as of the date hereof. Immediately prior to the Closing, there will be no outstanding Indebtedness (including any pre-payment fees, exit fees, rescheduling fees, or penalties) of the Company arising from obligations created by or on behalf of the Company or any Seller prior to the Closing other than the Closing Term Loan Payment Amount and the Closing Date Revolving Loan Amount.

(b)            The Closing Date Balance Sheet will show that the Company has at least $20,000,000 in Tangible Shareholders’ Equity.

3.27          Loans with Sellers, Executives, and Directors. There are no outstanding loans, guaranties, or extensions of credit (i) by the Company to or for any Seller or any director or executive officer (or equivalent thereof) of the Company and (ii) by any Seller or any director or executive officer (or equivalent thereof) of the Company to or for the Company.

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3.28          Bank Accounts. Section 3.28 of the Disclosure Schedules sets forth the account number and names of authorized signatories with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

3.29          Unclaimed or Abandoned Property; Escheat. Except with respect to the items set forth on and as set forth on Section 3.29 of the Disclosure Schedules, the Company is in compliance in all material respects with applicable Legal Requirements dealing with abandoned or unclaimed property or escheat. Except with respect to the items set forth on and as set forth on Section 3.29 of the Disclosure Schedules, the Company has reported and remitted to each Governmental Body as and to the extent required by applicable Legal Requirements all amounts held, due, or owing by the Company in the course of the operations of the business of the Company and remaining unclaimed or unpaid for a period of time such that they are presumed abandoned under applicable Legal Requirements as reflected on the books and records of the Company. Except with respect to the items set forth on and as set forth on Section 3.29 of the Disclosure Schedules, no amounts that are, or would be, or would become, unclaimed property or presumed abandoned under applicable Legal Requirements dealing with abandoned or unclaimed property or escheat have been written off, written, or reversed to income, or otherwise removed or excluded from the liabilities set forth on the Interim Balance Sheet or the Financial Statements (or will be written off, written, or reversed to income, or otherwise removed or excluded from the liabilities forth on the Closing Date Balance Sheet).

3.30          No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3, none of the Sellers or the Company has made or makes any other express or implied representation or warranty to the Buyer, either written or oral, on behalf of the Sellers and the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the business of the Company or the Shares.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

4.1              Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada and the Buyer has all requisite limited liability company authority and power to carry on its business as now conducted.

4.2              Authority; No Conflict.

(a)            The Buyer has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all requisite limited liability company action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws relating to creditors’ rights generally and by equitable principles. Upon the execution and delivery by the Buyer of the other Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws relating to creditors’ rights generally and by equitable principles. The Buyer has the limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

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(b)            Neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the Contemplated Transactions by the Buyer will conflict with or give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                 any provision of the Buyer’s Organizational Documents;

(ii)              any resolution adopted by the Board of Directors or the sole member of the Buyer;

(iii)            any Legal Requirement to which the Buyer may be subject; or

(iv)             any Contract to which the Buyer is a party or by which the Buyer may be bound.

The Buyer is not, and will not be, required to obtain any Consent from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3              Investment Intent. The Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

4.4              Certain Proceedings. There is no pending Proceeding that has been commenced against the Buyer and that challenges, or would have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Buyer, no such Proceeding has been Threatened.

4.5              Brokers or Finders. Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.6              [Intentionally Omitted].

4.7              Sufficiency of Funds. Subject to obtaining the Financing, the Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price to the Sellers and to consummate the Contemplated Transactions. Immediately after giving effect to the transactions contemplated hereby and the Financing and assuming the truth and accuracy in all respects of the representations and warranties made by the Company and the Sellers in Sections 3.3, 3.4, 3.10, and 3.26, the Buyer shall: (a) be able to pay its debts in the ordinary course as they become due, including the Promissory Note; (b) own property that has a fair saleable value greater than the amounts required to pay its debts, including the Promissory Note; and (c) have adequate capital to carry on its business. In connection with the transactions contemplated hereby and assuming the truth and accuracy in all respects of the representations and warranties made by the Company and the Sellers in Sections 3.3, 3.4, 3.10, and 3.26, the Buyer has not incurred debts beyond its ability to pay as they become absolute and matured.

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4.8              Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the business of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Company and Sellers set forth in Article 3 of this Agreement; and (b) neither the Sellers, the Company, nor any of their Affiliates or Representatives have made any representation or warranty as to the Sellers, the Company, the Shares, and the business of the Company and its assets, except as expressly set forth in Article 3 of this Agreement and as may be set forth in the agreements and instruments entered into or delivered in connection with the Financing.

ARTICLE 5
COVENANTS OF THE COMPANY AND THE SELLERS PRIOR TO THE CLOSING

5.1              Access and Investigation; Financial Statements. Subject to the terms of the Nondisclosure Agreement, from the date hereof through the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, the Company and the Sellers shall provide the Buyer and its Affiliates, Representatives, and prospective sources of the Financing access to, and the opportunity to make such investigation of, the properties, businesses, operations, customers, suppliers, and employees of the Company, and such examination of the books, records, and financial condition of the Company, as the Buyer or its Affiliates, Representatives, or prospective sources of the Financing may reasonably request. As interim monthly financial statements for the Company are published, those statements shall be delivered to the Buyer.

5.2              Operation of the Business of the Company. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, the Company and the Sellers shall:

(i)                 conduct the business of the Company only in the Ordinary Course of Business, except with respect to the Hastings Project;

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(ii)              use their reasonable best efforts to preserve intact the Company’s current business organization, keep available the services of its current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, Affiliates, and others having business relationships with it;

(iii)            confer with the Buyer concerning operational matters of a material nature outside of the Ordinary Course of Business; and

(iv)             otherwise report periodically to the Buyer, at the Buyer’s reasonable request, concerning the status of its business, operations, finances, business organization, and employee and other service provider staffing.

5.3              Negative Covenant; Cash Distributions.

(a)            Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, neither the Company nor any Seller shall, without the Buyer’s prior written consent (not to be unreasonably withheld, delayed, denied, or conditioned), take any affirmative action, or fail to take any reasonable action within its or his control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

(b)            Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, the Company may make cash distributions to the Sellers in the Ordinary Course of Business; provided, however, that such cash distributions shall not exceed (i) $400,000 in the aggregate, per month, during the period from and after the date of this Agreement through the Closing, plus (ii) the amount of cash distributions to the Sellers in an aggregate amount necessary for the sole purpose of funding the 2015 and 2016 estimated and actual income Tax liabilities of the Sellers in respect of their income of the Company, including income Tax payments required to be paid by the Sellers pursuant to Section 7.1 (exclusive of any indemnification payment obligations of the Sellers contained within Section 7.1(e)); provided, further, that in no event shall the cash distributions specified in clauses (i) and (ii) immediately above cause the Tangible Shareholders’ Equity to be less than $20,000,000 immediately prior to the Closing as shown on the Closing Date Balance Sheet.

5.4              Notification. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, the Sellers shall promptly notify the Buyer in writing if any Seller or the Company becomes aware of any fact or condition that causes or constitutes an inaccuracy or a breach of any of the Company’s and/or the Sellers’ representations and warranties as of the date of this Agreement, or if any Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute an inaccuracy or a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Sellers shall promptly notify Buyer of the occurrence of any breach of any covenant of the Sellers or the Company in this Article 5 or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Article 8 impossible or unlikely; provided, however, that for purposes of determining (i) the satisfaction of the conditions in Sections 8.1 and 8.2 or (ii) the existence of an inaccuracy or a breach of any representation or warranty made on the date of this Agreement or on the Closing Date or the occurrence of a breach of any covenant or obligation of the Sellers or the Company, including for purposes of Article 11 and the rights to indemnification set forth therein, any information provided to the Buyer pursuant to this Section 5.4 or pursuant to any other provision of this Agreement after the date hereof will be disregarded and have no effect.

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5.5              Payment of Indebtedness; Tangible Shareholders’ Equity.

(a)            The Sellers and the Company will cause all Indebtedness owed by the Company to any Person to be paid in full prior to the Closing other than the Closing Term Loan Payment Amount and the Closing Date Revolving Loan Amount.

(b)            The Sellers and the Company will cause all Indebtedness owed to the Company by any Seller or any Affiliate of any Seller or the Company to be paid in full at or prior to Closing.

(c)            The Sellers and the Company shall not take any affirmative action, or fail to take any action within its or his control, as a result of which the Company shall have less than $20,000,000 in Tangible Shareholders’ Equity on the Closing Date Balance Sheet.

5.6              Claims. Prior to the Closing, the Company shall notify the Buyer in writing of all known facts, events, and circumstances within the Knowledge of the Company that could reasonably be expected to give rise to a claim or Proceeding against the Company and whether such claim or Proceeding is covered by insurance.

5.7              Reasonable Best Efforts. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, the Sellers and the Company shall use their reasonable best efforts to cause the conditions in Article 8 to be satisfied.

5.8              No Solicitation of Other Bids.

(a)            Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, none of the Sellers or the Company shall, nor shall any of the Sellers or the Company authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller and the Company shall immediately cease and cause to be terminated, and shall cause its or his Affiliates and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than the Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Company; (B) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (C) the sale, lease, exchange, or other disposition of substantially all of the Company’s properties or assets.

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(b)            In addition to the other obligations under this Section 5.8, within three Business Days after receipt thereof by any Seller, the Company, or any of their respective Representatives, such Seller or the Company, as applicable, shall advise the Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal, or inquiry, and the identity of the Person making the same.

(c)            The Sellers and the Company agree that the rights and remedies for noncompliance with this Section 5.8 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer, that money damages would not provide an adequate remedy to the Buyer, and that the Buyer shall not be required to post bond or other security in any such enforcement action.

5.9              Financing. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, the Company and the Sellers shall cooperate and take all actions reasonably requested by the Buyer or its Affiliates in connection with the Buyer obtaining the Financing.

ARTICLE 6
COVENANTS OF THE BUYER

6.1              Reasonable Best Efforts. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, the Buyer shall use its reasonable best efforts to cause the conditions in Article 9 to be satisfied.

6.2              Financing. The Buyer shall use its reasonable best efforts, at its cost and expense, to obtain the financing needed by the Closing Date in order to consummate the Contemplated Transactions and operate the business of the Company following the Closing (the “Financing”), on terms satisfactory to the Buyer and its Affiliates.

6.3              Access. From and after the Closing until the date of maturity of the Promissory Note, the Buyer shall, and shall cause the Company to, furnish the Sellers and their Representatives, within a reasonable time of request, with access to such financial, operating, and other data and information of the Company as the Sellers may reasonably request; provided, that any such information shall (a) be provided only during normal business hours under the supervision of the Buyer’s personnel in such manner as to not interfere with the normal operations of the Company and (b) shall be deemed to be Confidential Information and be subject to Section 7.5.

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ARTICLE 7
ADDITIONAL AGREEMENTS

7.1              Certain Tax Covenants.

(a)            Without the prior written consent of the Buyer, no Seller (and, prior to the Closing, none of the Company, its Affiliates, and their respective Representatives) shall, to the extent it may affect, or relate to, the Company, make, change, or rescind any Tax election, amend any Tax Return, take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction, that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer or the Company in respect of any Post-Closing Tax Period.

(b)            All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid 50% by the Sellers and 50% by the Buyer, when due. Each party shall, at his or its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other party shall cooperate with respect thereto as necessary).

(c)            The Sellers shall prepare and file, or cause to be prepared and filed, when due all Tax Returns for the Company for all Pre-Closing Tax Periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. The Sellers shall include any income, gain, loss, deduction, or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by the Sellers for such periods. The Sellers shall permit the Buyer or its Representatives to review and comment on each such Tax Return filed after the date of this Agreement, prior to filing. The Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company for the periods ending after the Closing Date.

(d)            In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(i)                 in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (B) imposed in connection with the sale, transfer, or assignment of property, or (C) required to be withheld, deemed equal to the amount that would be payable if the taxable year ended with the Closing Date; and

(ii)              in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

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(e)            The Sellers shall indemnify the Buyer Indemnified Parties and hold them harmless from and against (A) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.11; (B) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in this Section 7.1 or in Section 7.2 by any Seller; (C) all Taxes of the Company relating to the business of the Company for all Pre-Closing Tax Periods (including all Taxes of the Company in respect of the matters set forth in Section 3.11(c) of the Disclosure Schedules); (D) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing; in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. The Sellers shall reimburse the Buyer for any Taxes of the Company that are the responsibility of the Sellers pursuant to this Section 7.1 within fifteen (15) days after payment of such Taxes by the Buyer or the Company. Any indemnification payments pursuant to this Section 7.1 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Legal Requirement. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.11 and this Section 7.1 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days; provided, that, under no circumstance shall any claim arising under this Agreement be brought by Buyer or a Buyer Indemnified Party later than 7 years from the Closing. To the extent that any obligation or responsibility pursuant to Article 11 may overlap with an obligation or responsibility pursuant to this Section 7.1, the provisions of this Section 7.1 shall govern.

(i)                 The Sellers shall not be liable to the Buyer or Buyer Indemnified Parties for indemnification under Section 7.1(e)(A) until the aggregate amount of all Losses in respect of indemnification under Section 7.1(e)(A) exceeds $560,000, in which event the Sellers shall be required to pay or be liable for Losses from the first dollar. Notwithstanding anything to the contrary herein, the aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 7.1(e)(A) or Section 7.2 shall not exceed (A) $14,000,000 with respect to any Losses arising from the Sellers’ breach of Section 3.11(a) or Section 7.2, and (B) $5,600,000, with respect to all other Losses arising pursuant to Section 7.1(e)(A).

(ii)              The Buyer Indemnified Parties shall take all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gave rise to such Loss.

(f)             The Buyer agrees to give prompt written notice to the Sellers’ Representative (which, in any event, shall be within 30 days) of the receipt of any written notice of any Governmental Authority by the Company, the Buyer, or any of the Buyer’s Affiliates that involves the assertion of any claim, or the commencement of any Proceeding, in respect of which an indemnity may be sought by the Buyer pursuant to this Section 7.1 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the Buyer’s right to indemnification hereunder.

(g)            Buyer’s Control of Tax Claims. Subject to Section 7.1(h), the Buyer shall control the contest or resolution of any Tax Claim; provided, however, that the Buyer shall obtain the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, delayed, denied, or conditioned) before entering into any settlement of a claim or ceasing to defend such claim; and, provided, further, that the Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of his choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Sellers. The Buyer shall pursue any such Tax Claim in a timely manner and in good faith.

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(h)            Seller’s Control of Tax Claims. If, within 15 days after the Buyer has provided notice to the Sellers’ Representative pursuant to Section 7.1(f), the Sellers’ Representative provides notice to the Buyer that the Sellers propose to undertake the defense of the Tax Claim, the Sellers shall have the right to undertake and control the Tax Claim proceedings using counsel of their own choice and their sole expense; provided, that, (i) the Tax Claim involves only money damages and does not seek an injunction or other equitable relief against the Buyer or any of its Affiliates; (ii) in the opinion of counsel to the Buyer there does not exist a non-waivable conflict of interest between the Sellers and the Buyer or any of its Affiliates with respect to the Tax Claim; (iii) the Buyer does not in good faith determine that the Tax Claim proceedings are likely to materially and adversely affect its reputation or the reputation of any of its or any of its Affiliate’s brands; and (iv) the Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Buyer. The Sellers shall not cease to defend, settle or otherwise dispose of the Tax Claim without the consent of the Buyer, which consent is not to be unreasonably withheld, denied, or delayed.

(i)              The Sellers and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 7.1 or in connection with any audit or other proceeding (including all Tax Claims) in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by tax authorities. Each of the Sellers and the Buyer shall retain all Tax Returns, schedules and work papers, records, and other documents in their respective possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

7.2              Section 338(h)(10) Election. The Sellers shall join with the Buyer in making a timely election under IRC §338(h)(10) (and any corresponding election under state and local Legal Requirements) with respect to the purchase and sale of the Shares hereunder (collectively, a “Section 338(h)(10) Election”). The Buyer and the Sellers shall report the Contemplated Transactions in a manner consistent with the Section 338(h)(10) Election. Neither the Buyer nor any Seller shall take any action that is inconsistent with the Section 338(h)(10) Election or its validity under the IRC and the applicable Treasury Regulations. Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Sellers’ Representative an allocation schedule (the “Allocation Schedule”) setting forth the Buyer’s good faith calculation of the aggregate deemed sales price, the adjusted grossed-up basis, and the allocation of the aggregate deemed sales price and adjusted grossed-up basis among the assets of the Company in accordance with the principles of Treasury Regulations §1.338-6, taking into due consideration the suggested allocations set forth in the allocation schedule in Section 7.2 of the Disclosure Schedules. If, within fifteen (15) days after his receipt of the Allocation Schedule, the Sellers’ Representative notifies the Buyer in writing that the Sellers object to one or more items reflected in the Allocation Schedule (indicating each disputed item and the basis for their objection thereto), the Sellers’ Representative and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that, if the Sellers’ Representative and the Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following the Buyer’s receipt of the Sellers’ Representative’s objection notice, such dispute shall be resolved by a nationally recognized accounting firm jointly selected by the Buyer the Sellers’ Representative within five (5) Business Days after the expiration of such 30-day period (or if the parties are unable to agree upon a nationally recognized accounting firm, each party shall select a nationally recognized accounting firm and the two firms together shall select a third a nationally recognized accounting firm) (the “Accounting Referee”). The Accounting Referee shall make a determination as soon as practicable within 30 days (or such other time as the Buyer and the Sellers’ Representative shall agree in writing) after their engagement, and their resolution of the disputed items shall be conclusive and binding upon the parties hereto. The fees and expenses of such Accounting Referee shall be allocated between the Sellers and the Buyer based on their relative success with respect to the disputed items (as finally determined by the Accounting Referee). For example, if the Sellers’ Representative challenges the calculation of an amount of $100,000, but the Accounting Referee determines that the Sellers’ Representative has a valid claim for only $40,000, the Buyer shall bear forty percent (40%) of the fees and expenses of the Accounting Referee and the Sellers shall bear the other sixty percent (60%) of such fees and expenses. If the Sellers’ Representative fails to deliver a dispute notice within the aforementioned 15-day period, then the Buyer’s Allocation Schedule shall be final and binding on the parties hereto. The Buyer shall prepare and file Forms 8023 and 8883 and such other documents required in connection with the Section 338(h)(10) Election. The Sellers, the Company, and the Buyer shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Sellers or the Buyer in order for the Sellers and the Buyer to timely file the Section 338(h)(10) Election and any other required statements or schedules (or any amendments or supplements thereto) and compute the aggregate deemed sale price and the adjusted grossed-up basis in accordance with the Treasury Regulations. Any adjustment to the Purchase Price herein shall be allocated in a manner consistent with the Allocation Schedule.

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7.3              Consents. Each party shall use reasonable best efforts (which shall not require any payment to any third party) to obtain all Consents (including the Consents listed or required to be listed in Section 3.2(b) of the Disclosure Schedule) that may be or become necessary for the performance of its obligations under this Agreement or that are otherwise required in connection with the consummation of the Contemplated Transactions. For the purposes of this Agreement, the “Required Consents” shall mean all Consents listed or required to be listed in Section 3.2(b) of the Disclosure Schedule.

7.4              Release by the Sellers. Each of the Sellers hereby releases and forever discharges the Buyer, the Company, and each of their respective Affiliates, successors, and assigns from any and all claims, causes of action, and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, that such Seller now has, has ever had, or may hereafter have, against the Company arising contemporaneously with or prior to the Closing on account of such Seller’s employment as an employee with the Company, including actions under any Legal Requirements relating to discrimination, sexual harassment, wrongful discharge, or breach or interference with employment contract rights arising prior to the Closing Date; provided, however, that nothing contained in this Section 7.4 will operate to release any obligations of the Buyer or the Company (i) arising under this Agreement or the Contemplated Transactions or (ii) with respect to current claims for salaries, wages, or benefits accrued for the current pay period but not paid; and provided, further, that no such unreleased claim shall limit the Buyer’s rights to an indemnifiable claim under Article 11 with respect to matters arising out of such claim. Each of the Sellers hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing or instituting any Proceeding, of any kind against the Company, the Buyer, or any of their respective Affiliates based upon any matter released by this Section 7.4. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Buyer shall cause the Company to maintain its existing indemnification provisions as of the date hereof with respect to present and former directors, officers, employees, and agents of the Company for all expenses, judgments, fines, and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or before the Closing to the fullest extent permitted or required under applicable law and the Company’s articles of incorporation and bylaws in effect as of the date of this Agreement (to the extent consistent with applicable law), for a period of six years after the Closing, and shall cause the Company to perform its obligations under such indemnification provisions in accordance with their respective terms.

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7.5              Confidentiality. From and after the Closing, the Sellers shall hold, and shall use their respective reasonable best efforts to cause their respective Representatives to hold, in confidence any and all Confidential Information, whether written or oral, concerning the Company, except to the extent that the Seller can show that such information (i) is generally available to and known by the public through no fault of any Seller or any Representative thereof; (ii) is required to be disclosed in connection with the performance of a Seller’s duties as an employee of the Company; or (iii) is lawfully acquired by such Seller or any of its Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If any Seller or any Representative thereof is compelled to disclose any information by judicial or administrative process or by other Legal Requirements, such Seller shall promptly notify the Buyer in writing and shall disclose only that portion of such information that such Seller is advised by its or his counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Nondisclosure Agreement shall be deemed terminated effective upon the Closing. For the purposes of this Agreement, “Confidential Information” shall mean the trade secrets, financial information, technical information, and business information of the Company that Company management treated as confidential prior to the Closing Date or that a reasonable person would deem to be confidential based on the type of information and method of disclosure.

7.6              Non-competition; Non-solicitation.

(a)            For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), none of the Sellers shall, nor shall any Seller permit any of his or its Affiliates, directly or indirectly, to (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company for the purpose of diverting business away from the Company. Notwithstanding the foregoing, a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

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(b)            During the Restricted Period, none of the Sellers shall, nor shall any Seller permit any of his or its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.6(b) shall prevent any Seller or any Affiliate thereof from hiring (i) any employee whose employment has been terminated by the Company or the Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)            During the Restricted Period, none of the Sellers shall, nor shall any Seller permit any of his or its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any customers of the Company or potential customers of the Company for purposes of diverting their business or services from the Company.

(d)            The Sellers acknowledge that a breach or threatened breach of this Section 7.6 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any Seller of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)            The Sellers acknowledge that the restrictions contained in this Section 7.6 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the Contemplated Transactions. In the event that any covenant contained in this Section 7.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Legal Requirements in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Legal Requirements. The covenants contained in this Section 7.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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7.7              Audited Financial Statements. The Sellers acknowledge that the Buyer or its Affiliate may be required under applicable Legal Requirements to provide certain audited, unaudited, and pro forma financial statements covering the business of the Company in accordance with its periodic reporting obligations under the Exchange Act (collectively the “Audited Financials”). With respect to the foregoing, the Sellers and the Buyer agree that the Sellers shall afford to the Buyer, its Affiliates, and their respective Representatives, at the Buyer’s expense, during normal business hours, reasonable access to the books, records, and other data of the Sellers, and use reasonable best efforts to cause the Company’s accountants to make available all of their work papers, that in each case include or relate to the Company or the business of the Company, and, to the extent permitted by such accountants, the Buyer and its (or its Affiliate’s) independent registered public accounting firm shall have the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the Buyer or any of its Affiliates to prepare, complete, and file such Audited Financials (at the expense of the Buyer).

7.8              [Intentionally Omitted].

7.9              Further Assurances. Each party agrees (i) to furnish to the other party such further information, (ii) to execute and deliver to the other party such other documents, and (iii) to do such other acts and things, all as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the Transaction Documents.

7.10          Reasonable Best Efforts to Close by November 3, 2016. Subject to the terms and conditions set forth herein and taking into consideration additional time needed to secure consents, approvals, and other conditions to Closing set forth in this Agreement, and subject to applicable Legal Requirements, each of the Sellers and the Buyer shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all reasonably necessary action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the Closing by November 3, 2016, including the satisfaction of the respective conditions set forth in Article 8 and Article 9.

ARTICLE 8
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATION TO CLOSE

The Buyer’s obligations to purchase the Shares and to take the other actions required to be taken by the Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any or all of which may be waived in writing by the Buyer in whole or in part in its sole discretion):

8.1              Accuracy of Representations. Other than the representations and warranties of Seller contained in Section 3.3, the representations and warranties of the Company and the Sellers contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company and the Sellers contained in Section 3.3 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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8.2              Performance of Covenants. Each of the covenants and obligations that the Sellers or the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

8.3              Consents. The Required Consents must have been obtained and must be in full force and effect and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing.

8.4              Additional Documents. The Sellers shall have delivered or caused to be delivered to the Buyer each of the following documents:

(i)                 stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(ii)              a certificate of the Sellers, dated the Closing Date, certifying to the Buyer the satisfaction of the conditions set forth in Sections 8.1 and 8.2;

(iii)            a certificate, dated the Closing Date, executed by a duly authorized officer of the Company certifying (A) the Organization Documents of the Company; (B) resolutions duly adopted by the Board of Directors of the Company authorizing and approving the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, and that such resolutions have not been amended and remain in full force and effect; and (C) as to the incumbency of the officers of the Company executing this Agreement and the other Transaction Documents;

(iv)             the Employment Agreements, dated the Closing Date, executed by the Company and each Seller signatory thereto;

(v)               duly executed written resignations of all directors and officers of the Company effective as of the Closing in respect of the directorial, employment, or consulting relationships with the Company immediately prior to the Closing;

(vi)             the Closing Payment Certificate;

(vii)          subject to Section 7.2, such documents and forms, executed by the Sellers, as are required to complete properly the Section 338(h)(10) Election, if any are required to be submitted prior to the Closing Date;

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(viii)        a certificate by each Seller pursuant to Treasury Regulations Section 1.1445-2(b) certifying that such Seller is not a foreign person within the meaning of Section 1445 of the IRC; and

(ix)             a subordination agreement executed by the Sellers, in a form reasonably satisfactory to the Sellers, the Buyer, and the sources of the Financing, pursuant to which the Sellers’ rights and claims with respect to the Promissory Note are subordinated to the rights and claims of the sources of the Financing.

8.5              No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

8.6              No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against the Buyer, the Company, any Seller, or any of their respective Affiliates any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (ii) that may have the likely effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.7              No Claim Regarding Ownership or Sale Proceeds. There shall not have been made or Threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or any other voting, equity, or ownership interest in, the Company or (ii) is entitled to all or any portion of the Purchase Price.

8.8              Injunction. There shall not be in effect any Legal Requirement that prohibits the sale of the Shares to the Buyer.

8.9              No Indebtedness; Minimum Tangible Shareholders’ Equity.

(a)            All Indebtedness of the Company other than the Closing Term Loan Payment Amount, the Closing Date Revolving Loan Amount, and the guarantee under that certain lease in favor of EQYINVEST OWNER II, LTD., L.L.P., shall have been paid in full prior to the Closing and the Sellers shall provide the Buyer with written evidence thereof, in form satisfactory to the Buyer, at or prior to the Closing.

(b)            The Sellers shall have delivered to the Buyer the Closing Date Balance Sheet showing that the Company has at least $20,000,000 in Tangible Shareholders’ Equity immediately prior to the Closing.

8.10          Financing. The Buyer shall have received the Financing on terms acceptable to the Buyer, in its sole and absolute discretion.

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ARTICLE 9
CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE

The Sellers’ obligations to sell the Shares and to take the other actions required to be taken by the Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any or all of which may be waived in writing by the Sellers in whole or in part in their sole discretion):

9.1              Accuracy of Representations. The representations and warranties of the Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

9.2              Buyer’s Performance. Each of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

9.3              Additional Deliveries. The Buyer shall have delivered or caused to be delivered to the Sellers each of the following:

(i)                 a certificate of the Buyer, dated the Closing Date, certifying to the Sellers the satisfaction of the conditions set forth in Sections 9.1 and 9.2;

(ii)              the Promissory Note, dated the Closing Date, executed by the Buyer;

(iii)            the Purchase Price payable at Closing pursuant to Section 2.2; and

(iv)             a certificate, dated the Closing Date, executed by a duly authorized officer of the Buyer certifying (A) the Organization Documents of the Buyer; (B) resolutions duly adopted by the Board of Directors of the Buyer authorizing and approving the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, and that such resolutions have not been amended and remain in full force and effect; and (C) as to the incumbency of the officers of the Company executing this Agreement and the other Transaction Documents.

9.4              Indebtedness Payoff Obligation. The portion of the Closing Date Revolving Loan Amount payable by the Buyer shall have been paid in full pursuant to Section 2.2(b)(ii) and the Buyer shall provide the Sellers with written evidence thereof, in form satisfactory to the Sellers, at or prior to the Closing.

9.5              No Injunction. There shall not be in effect any Legal Requirement, Order, or Proceeding that prohibits the sale of the Shares by the Sellers to the Buyer.

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9.6              Consents. The Required Consents must have been obtained and must be in full force and effect prior to the Closing.

ARTICLE 10
TERMINATION

10.1          Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing:

(i)                 by mutual written consent of the Buyer and the Sellers’ Representative;

(ii)              by either the Buyer or the Sellers’ Representative if there is any Legal Requirement that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or if consummation of the Contemplated Transactions would violate any Final Order of any Governmental Body having competent jurisdiction;

(iii)            by either the Buyer or the Sellers’ Representative on or after December 31, 2016 (the “Termination Date”) if the Closing shall not have been consummated on or before the Termination Date; provided that such right to terminate this Agreement will not be available to any party whose failure to perform in any material respect any obligation of such party under this Agreement when performance thereof was due is the cause of the delay;

(iv)             by the Buyer if any of the Sellers’ representations or warranties contained herein are inaccurate or untrue such that the condition set forth in Section 8.1 would not be satisfied, and such inaccuracy cannot reasonably be expected to be cured prior to the Termination Date;

(v)               by the Seller’s Representative if any of the Buyer’s representations or warranties contained herein are inaccurate or untrue such that the condition set forth in Section 9.1 would not be satisfied, and such inaccuracy cannot reasonably be expected to be cured prior to the Termination Date;

(vi)             by the Buyer, provided it is not then in material breach of any of its obligations under this Agreement, if any Seller or the Company fails to perform or satisfy any agreement, covenant, condition, or obligation in this Agreement when performance or satisfaction thereof is due such that the condition set forth in Section 8.2 would not be satisfied, and does not cure the failure within twenty (20) Business Days after the Buyer delivers written notice thereof; or

(vii)          by the Sellers’ Representative, provided the Sellers are not then in material breach of any of their obligations under this Agreement, if the Buyer fails to perform or satisfy any agreement, covenant, condition, or obligation in this Agreement when performance thereof is due such that the condition set forth in Section 9.2 would not be satisfied, and does not cure the failure within twenty (20) Business Days after notice by the Sellers’ Representative thereof.

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The party desiring to terminate this Agreement pursuant to this Section 10.1 will give written notice of such termination to the other party.

10.2          Effect of Termination. Each party’s right to termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate without liability on the part of any party hereto, except that the obligations in Sections 12.1 and 12.2 will survive; provided, however, that if this Agreement is terminated by a party because of the intentional breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s intentional failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

11.1          Survival. Subject to the limitations and other provisions of this Agreement, the covenants, representations, and warranties contained herein (other than any covenants, representations, or warranties contained in Section 3.11, Section 7.1, or Section 7.2, which are subject to Section 7.1) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.1, Section 3.2(a), Section 3.3, Section 3.12, Section 3.25, Section 4.1, Section 4.2(a), and Section 4.5 shall survive for the full period of the applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days and; provided further, that, all covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Section 7.1 or Section 7.2, which are subject to Section 7.1) to be performed after the Closing shall survive the Closing for the period explicitly specified therein; and, provided further, that, under no circumstance shall any claim arising under this Agreement be brought by Buyer or a Buyer Indemnified Party later than 7 years from the Closing. Upon expiration of the periods set forth above in this Section 11.1, all liability of the Sellers with respect to such covenants, representations, and warranties shall thereupon be extinguished. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved

11.2          Indemnification.

(a)            Indemnification Obligations of the Sellers. Subject to the other terms and conditions of this Article 11, the Sellers, jointly and severally, shall indemnify and defend each of the Buyer and its Affiliates (including the Company) (each, a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party based upon, arising out of, with respect to, or by reason of:

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(i)                 any inaccuracy in or breach of any of the representations or warranties of the Company or the Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or any Seller pursuant to this Agreement (other than in respect of Section 3.11, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Section 7.1 or 7.2), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, in which case the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii)              any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Company or any Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Section 7.1 or 7.2, it being understood that the sole remedy for any such breach, violation, or failure shall be pursuant to Section 7.1).

(b)            Indemnification Obligations of the Buyer. Subject to the other terms and conditions of this Article 11, the Buyer shall indemnify and defend each Seller and his or its Affiliates (each, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party based upon, arising out of, with respect to, or by reason of:

(i)                 any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii)              any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Buyer pursuant to this Agreement.

(c)            Indemnification Limitations.

(i)                 The Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 11.2(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 11.2(a)(i) exceeds $560,000 (the “Basket”), in which event the Sellers shall only be required to pay or be liable for Losses in excess of the Basket. Notwithstanding anything to the contrary, the aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 11.2(a)(i) shall not exceed $5,600,000. Notwithstanding the foregoing, the limitations set forth in this Section 11.2(c)(i) shall not apply to Losses based upon, arising out of, with respect to, or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1, Section 3.2(a), Section 3.3, Section 3.25, or Section 3.26(b).

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(ii)              In addition to the limitations set forth in Section 11.2(c)(i), payments of the Sellers pursuant to Section 11.2(a) in respect of any Loss shall be further limited to the amount of any liability or damage to the Buyer Indemnified Party that remains after deducing therefrom any insurance proceeds, indemnity, contribution, or similar payment actually received by the Buyer Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that the Buyer Indemnified Party shall not have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article 11 and that, promptly after the realization of any insurance proceeds, indemnity contribution, or similar payment, the Buyer Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Buyer Indemnified Party was indemnified prior to the realization of reduction of such Losses).

(d)            Materiality Scrape. For purposes of this Article 11, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

11.3          Indemnification Procedures. The party making a claim under this Article 11 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 11 is referred to as the “Indemnifying Party”. The Sellers’ Representative shall administer any Losses claimed against, or by, the Sellers pursuant to this Article 11. For all purposes under this Section 11.3, the Sellers’ Representative shall be the exclusive agent and shall act on behalf of all of the Sellers, all such actions of the Sellers’ Representative hereunder shall bind all of the Sellers, and the term Indemnifying Party, when used in relation to the Sellers in this Section 11.3, shall be deemed to be a reference to the Sellers’ Representative.

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(a)            Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party so long as the Buyer or other Buyer Indemnified Party diligently, in good faith, defends such action to completion. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.3(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required to the extent necessary for the Indemnified Party to avail itself of the aforementioned legal defenses and to defend itself with respect to the matter involving a non-waivable conflict of interest. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify (within 15 days of its receipt of notice of a Third Party Claim) the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 11.3(b), pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim. The Sellers and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.5) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)            Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 11.3(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.3(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed, denied, or conditioned).

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(c)            Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)            Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.11 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Section 7.1 or Section 7.2) shall be governed exclusively by Section 7.1.

11.4          Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 11, the Indemnifying Party shall satisfy its obligations within fifteen (15) days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that, subject to the immediately preceding sentence of this Section 11.4, should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the lesser of 10% or the highest rate permitted by applicable Legal Requirements. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

11.5          Offset. Acting in good faith and upon written notice to the Sellers’ Representative specifying in reasonable detail the basis therefor, the Buyer may withhold and setoff against amounts otherwise payable by the Buyer under the Promissory Note the amount of any Losses for which any Buyer Indemnified Party may be entitled to indemnification under this Article 11 or Section 7.1; provided, however, that, within five (5) Business Days of receipt of such notice, the Sellers’ Representative may elect to challenge the Buyer’s action in writing, in which case (i) the issue of whether the Buyer is entitled to indemnification affording such setoff shall be determined pursuant to Section 12.10 and (ii) the amount withheld and setoff by the Buyer shall be deposited by the Buyer into the registry of the court pending agreement of the parties regarding the disposition of such amount or the final, non-appealable adjudication thereof by the court. The exercise of such right of setoff by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach under the Promissory Note.

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11.6          Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Legal Requirements.

11.7          [Intentionally Omitted].

11.8          Exclusive Remedies. Subject to Section 7.6 and Section 12.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 7.1 and this Article 11. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Legal Requirements, except pursuant to the indemnification provisions set forth in Section 7.1 and this Article 11. Nothing in this Section 11.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud or intentional misconduct.

11.9          Mitigation. Each Indemnified Party shall take all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gave rise to such Loss.

11.10      No Circular Recovery. Each Seller hereby agrees that he or it will not make any claim for indemnification against the Buyer or the Company by reason of the fact that such Seller was a Representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Legal Requirement, Organizational Document, Contract, or otherwise) with respect to any claim brought by a Buyer Indemnified Party against any Seller relating to this Agreement or any of the Contemplated Transactions. With respect to any claim brought by a Buyer Indemnified Party against any Seller relating to this Agreement or any of the Contemplated Transactions, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification, or other claim against the Company with respect to any amounts such Seller is liable for pursuant to Section 7.1 or this Article 11. Notwithstanding the foregoing, this Section 11.10 shall not restrict, impede, or limit any right of a Seller pursuant to an Employment Agreement, including any right to subrogation, contribution, advancement, indemnification, or other claim against the Company by a Seller arising pursuant to an Employment Agreement.

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ARTICLE 12
GENERAL PROVISIONS

12.1          Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of Representatives. All such expenses of the Company and the Sellers incurred through and including the Closing Date (collectively, “Transaction Expenses”) shall be borne by the Sellers and paid pursuant to Section 2.2.

12.2          Public Announcements. No party shall make any public announcement or statement with respect to this Agreement or the Contemplated Transactions prior to the Closing, except that the Buyer and its Affiliates may make any disclosure required under applicable Legal Requirements. No Seller shall make any public announcement or statement with respect to this Agreement or the Contemplated Transactions after the Closing without the approval of the Buyer, which approval will not be unreasonably withheld, delayed, denied, or conditioned. In the event the Buyer determines to make any public announcement or statement concerning this Agreement or the Contemplated Transactions after Closing, the Buyer agrees to notify the Sellers’ Representative of the Buyer’s intention to make such announcement or statement and provide the Sellers’ Representative with the text of the announcement in advance of its release to the public.

12.3          Authority and Rights of the Sellers’ Representative. By executing this Agreement, each Seller appoints Rodney Spriggs as the Sellers’ Representative for all purposes under this Agreement and authorizes the Sellers’ Representative to act as his or its attorney in fact on behalf of such Seller and in such Seller’s name to carry out the functions assigned to the Sellers’ Representative in this Agreement and the Promissory Note. Any Contract, notice, waiver, or other arrangement signed by the Sellers’ Representative shall be binding and enforceable against each Seller as if such Seller were a signatory thereto.

12.4          Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.4):

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(a)         If to the Buyer:

Vintage Stock Affiliated Holdings LLC

c/o Live Ventures Incorporated

325 East Warm Springs Road

Suite 102

Las Vegas, Nevada 89119

Attn: Jon Isaac

Email: j.isaac@isaac.com

Facsimile No.: [858-259-6661]

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

600 Anton Boulevard

Suite 900

Costa Mesa, California 92626

Attn: Randolf W. Katz, Esq.

Email: rwkatz@bakerlaw.com

Facsimile No.: 714-966-8802

(b)         If to the Company (prior to the Closing):

Vintage Stock, Inc.

202 E. 32nd Street

Joplin, Missouri 64804

Attn: Rodney Spriggs, President and CEO

Email: Rodney.spriggs@vintagestock.com

Facsimile No.: 417-782-0024

with a copy (which shall not constitute notice) to:

Vintage Stock, Inc.

202 E. 32nd Street

Joplin, Missouri 64804

Attn: Ken Caviness, CFO

Email: ken.caviness@vintagestock.com

Facsimile No.: ____________

with a copy (which shall not constitute notice) to:

Mann Conroy LLC

1316 Saint Louis Avenue

2nd Floor

Kansas City, Missouri 64101

Attn: Kyle Conroy, Esq.

Email: kconroy@mannconroy.com

Facsimile No.:

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(c)          If to the Sellers’ Representative:

Rodney Spriggs

c/o Vintage Stock, Inc.

202 E. 32nd Street

Joplin, Missouri 64804

Email: Rodney.spriggs@vintagestock.com

Facsimile No.: 417-782-0024

with a copy (which shall not constitute notice) to:

Mann Conroy LLC

1316 Saint Louis Avenue

2nd Floor

Kansas City, Missouri 64101

Attn: Kyle Conroy, Esq.

Email: kconroy@mannconroy.com

Facsimile No.:

12.5          Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

12.6          Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

12.7          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither any Seller nor the Buyer may assign its rights or obligations hereunder without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed, denied, or conditioned); provided, however, that the Buyer (i) may collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing (including the Financing) to it or any of its Affiliates and (ii) may assign any of its rights under this Agreement to any Affiliate of the Buyer, in each case without obtaining prior consent. No assignment shall relieve the assigning party of any of its obligations hereunder.

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12.8          Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.6(e), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.9          Construction of Terms. When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. When a reference is made in this Agreement to a party or parties, such reference is to parties to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; and (iv) any reference to any Legal Requirement shall be deemed also to refer to all rules and regulations promulgated thereunder. References to Contracts and other documents shall be deemed to include all subsequent amendments and other modifications thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.10      Governing Law; Jurisdiction; Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the Contemplated Transactions may be instituted in the federal courts of the Western District of Missouri or the courts of the State of Missouri located in Newton County, Missouri. Each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

12.11      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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12.12      No Third Party Beneficiaries; No Recourse to Financing Sources.

(a)            Except as provided in Section 7.1 and Article 11, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, each financing source for the Financing shall be an express third-party beneficiary with respect to Section 12.12(b).

(b)            Subject to the rights of the parties to any Contract entered into in connection with the Financing, none of the parties hereto, nor any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any financing source for the Financing or any Affiliate thereof, solely in their respective capacities as lenders or arrangers in connection with the Financing, and such financing sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any Affiliate thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort, or otherwise. Notwithstanding anything to the contrary in this Agreement, this Section 12.12(b) may not be amended or waived without the consent of the financing sources for the Financing.

12.13      Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

12.14      Certain Legal Matters. The Sellers (i) acknowledge that Baker & Hostetler LLP has represented the Buyer and its Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents and (ii) consent to the representation by Baker & Hostetler LLP of the Buyer and its Affiliates (including the Company) in any future post-closing matter, including post-closing disputes concerning this Agreement or the Contemplated Transactions.

12.15      Acknowledgment. The Sellers acknowledge that the audited Financial Statements referred to in Section 3.4(c) will be included in the Current Report (or an amendment thereto) on Form 8-K of an Affiliate of the Buyer to be filed after the Closing that describes the Contemplated Transactions and thereafter will be consolidated into such Affiliate’s periodic reports to be filed under the Exchange Act.

[The remainder of this page has been intentionally left blank. The signature page follows.]

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Stock Purchase Agreement as of the date first written above.

THE BUYER:

VINTAGE STOCK AFFILIATED HOLDINGS LLC

By: /s/ Jon Isaac

Jon Isaac

President and Chief Executive Officer

THE COMPANY:

VINTAGE STOCK, INC.

By: /s/ Rodney D. Spriggs

Rodney D. Spriggs

President and Chief Executive Officer

[Signature Page 1 of 2 to the Stock Purchase Agreement]

THE SELLERS:

/s/ Kenneth L. Caviness	/s/ Rodney D. Spriggs
Kenneth L. Caviness, trustee of	Rodney D. Spriggs, trustee of
THE KEN AND DEANNA CAVINESS	THE RODNEY AND SHERRY SPRIGGS
LIVING TRUST, dated July 12, 2002	LIVING TRUST, dated April 18, 2012

/s/ Deanna L. Caviness	/s/ Sherry L. Spriggs
Deanna L. Caviness, trustee of	Sherry L. Spriggs, trustee of
THE KEN AND DEANNA CAVINESS	THE RODNEY AND SHERRY SPRIGGS
LIVING TRUST, dated July 12, 2002	LIVING TRUST, dated April 18, 2012

/s/ Steven D. Wilcox
Steven D. Wilcox, trustee of
THE STEVEN AND ANNA WILCOX
LIVING TRUST, dated May 15, 2012

/s/ Anna V. Wilcox
Anna V. Wilcox, trustee of
THE STEVEN AND ANNA WILCOX
LIVING TRUST, dated May 15, 2012

/s/ Tyler L. Caviness	/s/ Erin R. (Caviness) Mazzoni
Tyler L. Caviness, trustee of	Erin R. (Caviness) Mazzoni, trustee of
THE TYLER L CAVINESS TRUST,	THE ERIN R. (CAVINESS) MAZZONI
dated January 1, 2014	TRUST, dated January 1, 2014

/s/ Rodney D. Spriggs	/s/ Kenneth L. Caviness
Rodney D. Spriggs, acting in his individual	Kenneth L. Caviness, acting in his
capacity	individual capacity

/s/ Steven D. Wilcox
Steven D. Wilcox, acting in his individual
capacity

THE SELLERS’ REPRESENTATIVE:

/s/ Rodney Spriggs
Rodney Spriggs

[Signature Page 2 of 2 to the Stock Purchase Agreement]